UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )

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SECURITY CAPITAL ASSURANCE LTD
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SECURITY CAPITAL ASSURANCE LTD
A.S. Cooper Building, 26 Reid Street
Hamilton, HM 11, Bermuda

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF SECURITY CAPITAL ASSURANCE LTD

Hamilton, Bermuda

April  , 2008

TO THE HOLDERS OF COMMON SHARES OF SECURITY CAPITAL ASSURANCE LTD:

Notice is hereby given that the annual general meeting of the holders of common shares (the “Shareholders”) of Security Capital Assurance Ltd (the “Company,” or “SCA”) will be held at the Company’s offices at the A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda, on Tuesday, May 20, 2008, at 8:30 a.m. local time, for the following purposes:

1.	To elect Ms. Mary Hennessy, Mr. Coleman Ross and Mr. Fred Corrado as Class II Directors to hold office until 2011;

2.	To appoint PricewaterhouseCoopers LLP, New York, New York, as the Company’s independent registered public accounting firm for the year 2008;

3.	To approve the change of the Company’s name from Security Capital Assurance Ltd to Syncora Holdings Ltd;

4.	To approve amendments to the Company’s memorandum of association in order to implement certain amendments to the Bermuda Companies Act 1981; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company recommends a vote FOR each of Items 1 through 4.

The Company will also present the Company’s financial statements for the year ended December 31, 2007 at the annual general meeting pursuant to Bermuda Companies Act 1981 and the Company’s amended and restated bye-laws.

Only Shareholders of record, as shown by the transfer books of the Company at the close of business on March 25, 2008, are entitled to receive notice of and to vote at the annual general meeting. The proxy statement and accompanying materials are first being mailed to Shareholders on April  , 2008.

YOU MAY VOTE YOUR PROXY BY TELEPHONE, INTERNET OR MAIL AS DIRECTED ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY ALSO ATTEND THE MEETING AND VOTE IN PERSON. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED PURSUANT TO THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1 THROUGH 4 IN THE PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held of May 20, 2008:

•	The proxy statement and annual report to security holders are available at .

By Order of The Board of Directors,
/s/ Thomas W. Currie
Thomas W. Currie
Secretary

SECURITY CAPITAL ASSURANCE LTD

PROXY STATEMENT
FOR
THE ANNUAL GENERAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON MAY 20, 2008

IMPORTANT INFORMATION ABOUT THE ANNUAL GENERAL MEETING
AND PROXY PROCEDURES

The accompanying proxy is solicited by the Board of Directors of Security Capital Assurance Ltd (the “Company,” or “SCA”) to be voted at the annual general meeting (“Annual General Meeting”) of holders of the Company’s common shares (the “Shareholders” and the “Shares,” respectively) to be held on May 20, 2008, beginning at 8:30 a.m. local time, at the Company’s offices at the A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda, and any adjournments thereof. This proxy statement and the accompanying materials are first being mailed to Shareholders on April   , 2008.

The Purpose of the Annual General Meeting

At the Annual General Meeting, the Shareholders will vote in person or by proxy on the following matters as set forth in the notice of the meeting: (1) the election of Ms. Mary Hennessy, Mr. Coleman Ross and Mr. Fred Corrado as Class II Directors, (2) the appointment of PricewaterhouseCoopers LLP, New York, New York (the “Independent Auditor”), as the Company’s independent registered public accounting firm for the year 2008, (3) the approval of the change of Company’s name from Security Capital Assurance Ltd to Syncora Holdings Ltd and (4) the approval of amendments to the Company’s memorandum of association (“Memorandum of Association”) in order to implement certain amendments to the Bermuda Companies Act 1981.

Presentation of Financial Statements

In accordance with the Bermuda Companies Act 1981 and Bye-Law 71 of the Company’s amended and restated bye-laws (the “Bye-Laws”), the Company’s financial statements for the year ended December 31, 2007 will be presented at the Annual General Meeting. The Board of Directors of the Company has approved these financial statements. There is no requirement under Bermuda law that these financial statements be approved by Shareholders, and no such approval will be sought at the Annual General Meeting.

Shareholders Entitled to Vote at the Annual General Meeting

Shareholders of record as of the close of business on March 25, 2008 will be entitled to vote at the Annual General Meeting. As of March 25, 2008, there were 65,275,390 outstanding Shares entitled to vote at the Annual General Meeting, with each Share entitling the holder of record thereof to one vote at the Annual General Meeting (subject to certain limitations set forth in the Company’s Bye-Laws—See footnote 2 to the table under “Security Ownership of Certain Beneficial Owners and Management”).

Voting Procedures; Quorum

A Shareholder of record can vote their Shares at the Annual General Meeting by attending the meeting and completing a ballot or by proxy in one of three ways: (1) by dating, signing and completing the proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States; (2) over the telephone by calling a toll-free number provided on the enclosed proxy card; or (3) electronically via the internet as described in the enclosed proxy card.

The election of each nominee for Director referred to in Item 1 above, the appointment of the Independent Auditor referred to in Item 2 above, the approval of the change of the Company’s name from Security Capital Assurance Ltd to Syncora Holdings Ltd referred to in Item 3 above and the approval of amendment to the Company’s Memorandum of Association in order to implement certain amendments to the Bermuda Companies Act 1981 referred to in Item 4 above, each require the affirmative vote of a majority of the votes cast on such proposal at the Annual General Meeting, provided there is a quorum (consisting of two or more Shareholders present in person or by proxy holding more than 50% of the issued and outstanding Shares entitled to vote at the Annual General Meeting). Shares owned by Shareholders electing to abstain from voting with respect to any proposal and “broker non-votes” will be counted towards the presence of a quorum but will not be considered votes cast with respect to the election of nominees for Director and other matters to be voted upon at the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of the matters to be voted upon at the Annual General Meeting. A “broker non-vote” occurs when a nominee, such as a broker, holding Shares in “street name” for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

A Shareholder of Shares held in “street name” that would like to instruct their broker how to vote their Shares should follow the directions provided by their broker. Please note that because the New York Stock Exchange (“NYSE”) rules currently regard matters such as the ratification of independent public accounting firms and the other proposals to be voted on at the Annual General Meetings as “routine,” a broker is permitted to vote on such proposals presented in this proxy statement if it does not receive instructions from the Shareholder.

Revocation of Proxies

Any Shareholder giving a proxy has the power to revoke it prior to its exercise by: (1) giving notice of such revocation in writing to the Secretary of the Company at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda; (2) by attending and voting in person at the Annual General Meeting; or (3) by executing a subsequent proxy, provided that any such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the votes are taken. Attendance at the Annual General Meeting by a Shareholder who has executed and delivered a proxy to us shall not in and of itself constitute a revocation of such proxy. If a Shareholder holds their Shares in “street name” by a broker and have directed their broker to vote their Shares, they should instruct their broker to change their vote or obtain a proxy to vote their Shares if they wish to cast their vote in person at the Annual General Meeting.

Proxy Solicitation

The Company will bear the cost of the solicitation of proxies. Proxies may be solicited by Directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation for such services. In addition, the Company has retained Georgeson & Company Inc. to assist in the solicitation of proxies for a fee of approximately $8,500 plus reasonable out-of-pocket expenses and disbursements. Upon request, the Company will also reimburse brokers and others holding Shares in their names, or in the names of nominees, for forwarding proxy materials to their customers.

Additional Information

The Company will furnish, without charge, to any Shareholder a copy of its Annual Report on Form 10-K for 2007, which is filed with the Securities and Exchange Commission (the “SEC”) and is available at  . Additional copies of the Company’s Annual Report on Form 10-K for 2007, and any exhibits thereto that are not included in the Company’s annual report, may be obtained in a reasonable time without charge upon written request to the Company’s Secretary at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda.

BOARD OF DIRECTORS, BOARD COMMITTEES AND CORPORATE GOVERNANCE

The Board of Directors

The Company’s Bye-Laws provide that the Board of Directors (the “Board”) shall be divided into three classes, designated as “Class I”, “Class II” and “Class III,” with each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board. The term of office for each Director in Class I expires at the 2010 Annual General Meeting; the term of office for each Director in Class II expires at the 2008 Annual General Meeting; and the term of office for each Director in Class III expires at the 2009 Annual General Meeting of the Company. At each Annual General Meeting, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

In 2007, there were eight meetings of the Board and each of our Directors attended 75% or more of such meetings during the period in which he or she was a director. In addition, in 2007, each of our Directors attended 75% or more of the committee meetings for Board committees for which he or she was a member during the period he or she was a member. Formal meetings of the Board and Board committees are supplemented periodically by informational meetings and/or informational telephone calls. In 2007, there were thirteen such informational calls. The Company does not have a policy with regard to Director’s attendance at Annual General Meetings of Shareholders. All of the Company’s Directors attended the 2007 Annual General Meeting of Shareholders.

In connection with each regularly scheduled meeting of the Board, non-management Directors meet in an executive session without any member of management in attendance. The Board considers annually the selection of a non-management Director to serve as presiding Director at the executive sessions of non-management Directors. Michael P. Esposito, Jr. is the non-management Director that the Board has selected to preside over these sessions. In addition, starting in 2007, the independent Directors meet as a group at least annually.

On November 26, 2007, Brian O’Hara resigned without conflict from the Board. Mr. O’Hara, President, Chief Executive Officer and Acting Chairman of the Board of Directors of XL Capital Ltd, had been a member of the Board since August 2006. Mr. O’Hara served as Chairman of the Company’s Compensation Committee. Fred Corrado was appointed by the Board on April 9, 2008 as a Class II Director to fill the vacancy created by the resignation of Mr. O’Hara.

On December 27, 2007 Alan Z. Senter resigned without conflict from the Board. Mr. Senter had been a member of the Board since August 2006. Mr. Senter served as Chairman of the Audit Committee. Paul E. Hellmers was appointed by the Board on April 9, 2008 as a Class I Director to fill the vacancy created by the resignation of Mr. Senter.

Independence Standards

The Board has adopted standards to assist it in making determinations as to whether Directors have any material relationships with the Company for purposes of determining their independence under the listing standards of the NYSE and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Copies of the SCA Director Independence Standards are available under the corporate governance portion of our website, www.scafg.com. In 2007, the Board determined that each of Messrs. Gibbons, Hannon, Lichten and Ross and Ms. Hennessy are independent in accordance with such standards and therefore, the Company is in compliance with the requirement of having a majority of independent directors. In addition, each member of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee is independent as independence for members of a company’s audit committee, compensation committee or nominating and governance committee, as the case may be, is defined in the NYSE listing standards and Rule 10A-3 promulgated under the Exchange Act, as applicable.

In considering the independence of Mr. Gibbons, the Board took into consideration certain relationships between Colonial Pension Funds Services Ltd. (“Colonial Pension Funds”) and the Company. Mr. Gibbons is a Director and Deputy Chairman of the Board of Directors of Colonial

Pension Funds, which has been contracted by XL Financial Assurance Ltd (“XLFA”), our wholly-owned subsidiary, to provide group pension benefit services to employees of XLFA in Bermuda. Colonial Pension Funds did not receive payments from SCA for services in an amount that, in any of the least three fiscal years, exceeds the greater of $1 million or 2% of Colonial Pension Fund’s consolidated gross revenues.

Code of Conduct

The Company revised its Code of Business Conduct and Ethics, which applies to all of the Company’s Directors, officers and employees, on July 31, 2007 to update and expand its scope in order to implement best corporate practices. The Company has also adopted a Code of Ethics for SCA’s Senior Financial Officers applicable to the Company’s chief financial officer, controller and other persons performing similar functions. Copies of the codes are available on the corporate governance portion of our website, www.scafg.com, and the Company will post on its website any amendment to or waiver under the codes granted to any of its Directors or executive officers.

Committees

The Board has established an Audit Committee, a Compensation Committee, a Nominating & Governance Committee, and a Finance and Risk Oversight Committee.

Audit Committee

Messrs. Ross (Chairman) and Gibbons and Ms. Hennessy comprise the Audit Committee. The Company expects that Mr. Corrado will be appointed to the Audit Committee. The Board has determined that Mr. Ross is an “audit committee financial expert” (as that term is defined in Instruction to Item 407(d)(5)(i) of Regulation S-K) and that Mr. Gibbons and Ms. Hennessy are “financially literate” (as that term is defined in the NYSE rules). The Audit Committee met nine times during 2007 and held one informational meeting in 2007.

The Audit Committee operates under a written charter, which is posted on the Company’s website at www.scafg.com. Under the charter, the Audit Committee’s primary purpose is to assist in the Board’s oversight of the integrity of the Company’s financial statements, including its system of internal controls, the Independent Auditor’s qualifications, independence and performance, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Independent Auditor in preparing or issuing an audit report and performing other audit, review or attestation services for the Company.

Compensation Committee

Messrs. Hannon (Chairman), Lichten and Gibbons comprise the Compensation Committee. The Company expects that Mr. Hellmers will be appointed to the Compensation Committee. The Compensation Committee met six times during 2007.

The Compensation Committee operates under a written charter, which is posted on the Company’s website at www.scafg.com. Under the charter, the Compensation Committee reviews the performance and compensation of the Chief Executive Officer and other senior executives and has overall responsibility for approving and evaluating compensation and benefit plans of the Company. The Compensation Committee may form and delegate authority to subcommittees when appropriate. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or senior executive compensation.

Nominating & Governance Committee

Messrs. Lichten (Chairman), Gibbons and Ross and Ms. Hennessy comprise the Nominating & Governance Committee. The Nominating & Governance Committee met five times during 2007.

The Nominating & Governance Committee operates under a written charter, which is posted on the Company’s website at www.scafg.com. Under the charter, the Nominating & Governance Committee makes recommendations to the Board as to nominations for the Board and Board committee memberships and compensation for Board and Board committee members, as well as structural, governance and procedural matters. The Nominating & Governance Committee also reviews the performance of the Board and the Company’s succession planning.

Identifying and Evaluating Nominees. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating & Governance Committee will utilize third-party search firms and consider recommendations from Board members, management and others, including Shareholders. In general, the Nominating & Governance Committee will look for new members possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities.

Nominees Recommended by Shareholders. The Nominating & Governance Committee will consider for Director nominees persons recommended by Shareholders, who may submit recommendations to the Nominating & Governance Committee in care of the Company’s Secretary at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda. To be considered by the Nominating & Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected. Nominees for Director who are recommended by Shareholders to the Nominating & Governance Committee will be evaluated in the same manner as any other nominee for Director. Nominations by Shareholders may also be made at an Annual General Meeting in the manner set forth under “Shareholder Proposals for 2009 Annual General Meeting.”

Finance and Risk Oversight Committee

Messrs. Esposito (Chairman), Giordano, Hannon and Lichten and Ms. Hennessy comprise the Finance and Risk Oversight Committee. The Company expects that Messrs. Corrado and Hellmers will be appointed to the Finance and Risk Oversight Committee. The Finance and Risk Oversight Committee met seven times during 2007.

The Finance and Risk Oversight Committee establishes and recommends the financial policies of the Company and reviews the Company’s capital structure, issuances of securities, dividend policy, mergers, acquisitions and divestitures, significant strategic investments, overall investment policy and performance, and annual business plan and budget. In addition, the Finance and Risk Oversight Committee oversees the Board’s responsibility in establishing the Company’s risk tolerance and overseeing the proposals for establishment and implementation of standards, controls, limits, guidelines and policies relating to risk assessment and risk management.

Communications with Members of the Board of Directors and its Committees

Shareholders and other interested persons may communicate directly with one or more Directors (including the presiding Director or all non-management Directors as a group) by writing to them in care of the Company’s Secretary at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street Hamilton, HM 11, Bermuda and specifying the intended recipient(s). All such communications will be preliminarily reviewed by the Secretary and then forwarded to the appropriate Director(s), except that advertisements or other commercial solicitations or communications will not be distributed to Directors.

Website Access to Governance Documents

The Company’s Director Independence Standards, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for SCA Senior Financial Officers, the charters for the

Audit Committee, Compensation Committee, Finance and Risk Oversight Committee and Nominating & Governance Committee, and other Company ethics and governance materials are available free of charge on the Company’s website at www.scafg.com or by writing to Investor Relations, Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda.

DIRECTOR COMPENSATION

The following table sets forth the compensation of all the Directors for services rendered in the last completed fiscal year:

Name(1)(2)	Fees Earned or Paid in Cash(3)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Michael P. Esposito, Jr.	62,083	20,375	58,588	—	—	—	141,046
Paul S. Giordano	—	—	—	—	—	—	—
Brian M. O’Hara	59,083	20,375	58,588	—	—	—	138,046
E. Grant Gibbons	74,250	20,375	58,588	—	—	—	153,213
Bruce G. Hannon	68,250	20,375	58,588	—	—	—	147,213
Mary R. Hennessy	41,250	31,630	58,588	—	—	—	131,468
Robert M. Lichten	79,333	20,375	58,588	—	—	—	158,296
Coleman D. Ross	71,250	20,375	58,588	—	—	—	150,213
Alan Z. Senter	72,667	20,375	58,588	—	—	—	151,630

(1)

Paul S. Giordano, the Company’s President and Chief Executive Officer receives no separate compensation for his service as a Director. The compensation received by Mr. Giordano as an officer of the Company is shown in the Summary Compensation Table.

(2)

Mr. O’Hara is an employee of XL Capital Ltd and a director of XL Capital Ltd and was a director of the Company through November 26, 2007. Mr. Esposito was also a director of XL Capital Ltd. Fees earned by Mr. O’Hara during 2007 and fees earned by Mr. Esposito in January 2007 were payable to XL Capital Ltd. Beginning in February 2007, fees earned by Mr. Esposito were paid directly to him. The compensation for Mr. Esposito and Mr. O’Hara is further described under “Cash Compensation Paid to Board Members.”

(3)

Includes the annual retainer fee of $30,000 paid to each Director, effective May 4, 2008, except for Ms. Hennessey who deferred 100% of her cash retainer fee and received restricted Share units as per the following chart. Such restricted Share units were vested on the date of grant. Ms. Hennessy also received dividends on the restricted Shares which are included below.

Date of Award	Number of restricted Shares	Share Price (fair market value on grant date)
3/30/2007	265.67	$28.23
6/29/2007	243.13	$30.87
09/28/2007	328.82	$22.84
12/31/2007	1932.33	$3.89

(4)	Includes (i) $1778 for Mr. Lichten, which represents a portion of the $7,500 annual fee for acting as Chairman of the Nominating and Governance Committee, (ii) $2,111 for Mr. Esposito, which represents a portion of the $7,500.00 annual fee for acting as Chairman of the Finance and Risk Oversight Committee, and (iii) for all Directors, with limited exceptions, a per Board and information meeting attendance fee of $1,250 and a per committee attendance fee of $1,000. During 2007, Mr. Esposito did not receive any additional fees for acting as Chairman of the Board. The annual fees for serving as Committee Chairman represents a blended rate (4/12 at the old annual rate and 8/12 at the new annual rate) as the rates were increased effective May 4, 2007.

(5)

On May 4, 2007, all Directors (other than Mr. Giordano) were granted 950 restricted Share units, at a fair market value of $32.17 as of the date of the grant. These Shares will vest on the anniversary of the date of grant. In addition, Ms. Hennessey received additional restricted Share units set forth in footnote 3 above which were vested on the date of grant. Amounts are calculated using the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share Based Payments.” See “Stock Based and Long-Term Compensation Plans” under Note 20 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuations of equity awards. The aggregate number of restricted Share units held by each Director (other than Mr. Giordano) as of December 31, 2007 is 950, except for Ms. Hennessey who held 3,720 restricted Share units.

(6)

Amounts are calculated using the provisions of SFAS No. 123R, “Share Based Payments”. The aggregate number of options held by each Director (other than Mr. Giordano) as of December 31, 2007 is 25,000 except for Mr. Esposito and Mr. O’Hara who held no options.

Cash Compensation Paid to Board Members

During 2007, all Directors (other than Mr. Giordano who is an officer of the Company) received a portion of an annual retainer of $30,000, (effective May 4, 2007) plus $1,250 per meeting, including most informational meetings. At the May 4, 2007 meeting of the Board, the Board approved an increase in the fees paid to the Chairmen of the various committees. The annual cash retainer fee for the Audit Committee Chairman was increased from $7,500 to $10,000. The annual cash retainer fee for the Chairmen of the other Committees increased from $4,000 to $7,500. All members of Committees received a $1,000 attendance fee for each meeting and for most informational meetings. Mr. O’Hara is an employee of XL Capital Ltd and a director of XL Capital Ltd and was a director of the Company through November 26, 2007. For most of 2007, Mr. Esposito was a director of XL Capital Ltd. Fees earned by Mr. O’Hara during 2007 and fees earned by Mr. Esposito in January 2007 were payable to XL Capital Ltd. Beginning in February 2007, fees earned by Mr. Esposito were paid directly to him. On January 1, 2007, Ms. Hennessy elected to defer receipt of her cash retainer of $30,000 and receive restricted Share units.

Pursuant to the transition agreement between XL Capital Ltd (“XL Capital”) and its subsidiaries and the Company and its subsidiaries entered into in connection with the Company’s initial public offering (the “IPO”) which closed on August 4, 2006 (the “IPO Closing Date”), XL Capital received the right to nominate a certain number of directors to the Board. In March 2008, XL Capital nominated Fred Corrado and Paul E. Hellmers and the Board elected such directors on April 9, 2008. In addition to the compensation to be paid by the Company in 2008 to Messrs. Corrado and Hellmers for their services as Directors, they will also receive certain payments from XL Capital in 2008 for serving on the Company’s Board. See “Certain Relationships and Related Person Transactions—Director Compensation and Indemnification.”

Options Granted to Board Members

No options were granted to Board Members in 2007.

Shares Granted to Board Members

On May 4, 2007, each Director (other than Mr. Giordano) was granted an award of 950 restricted Share units. The Share price on the grant date was $32.17. These Shares vest on the anniversary of the date of grant. In addition, Ms. Hennessey received additional restricted Share units in connection with her election to defer receipt of her cash retainer fee. See footnote 3 above which shows the grant date, number of Shares awarded and the Share price. These Shares vested immediately upon grant.

Director Share Ownership Guidelines

On May 3, 2007, the Company adopted share ownership guidelines for independent Directors. Pursuant to such guidelines, each independent Director will be required to hold three times the annual cash retainer of $30,000. The Directors will have four years to achieve the required ownership level.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following people served on our Compensation Committee during the year 2007: Bruce G. Hannon (Chairman), Robert M. Lichten, E. Grant Gibbons and Brian O’Hara. None of these individuals (1) served as an officer or employee of the Company during 2007, (2) was formerly an officer of the Company or (3) had any relationship otherwise requiring disclosure in this proxy statement, except for Mr. O’Hara who served as President, Chief Executive Officer and Acting Chairman of the Board of Directors of XL Capital. Mr. O’Hara resigned from the Board on November 26, 2007.

During the year 2007, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On November 5, 2007, the Board revised its written policies and procedures relating to the approval or ratification of transactions with “Related Persons” to provide clarification and improve efficiency with respect to the approval procedure. Under these policies and procedures, Company management is required to present to the Nominating & Governance Committee any related person transactions other than ordinary course related person transactions proposed to be entered into by the Company. In reviewing proposed related person transactions, the Nominating & Governance Committee considers, among other things, whether such transactions are on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and reviews such transactions to ensure that the terms are arm’s-length or otherwise fair to the Company. The Nominating & Governance Committee then approves or disapproves such transactions and at each subsequent Nominating & Governance Committee meeting, Company management is required to update the Nominating & Governance Committee as to any material change to those transactions that have been previously approved by the Nominating & Governance Committee. On an annual basis, Company management will provide the Nominating & Governance Committee a list of all existing related person transactions and, if applicable, the volume of business transacted thereunder. No Director may participate in any discussion or approval of a related person transaction for which he or she is a related person. Copies of our policy are available without charge under the corporate governance portion of our website, www.scafg.com.

In connection with the Company’s IPO, the Company entered into a number of transactions with affiliates of XL Capital, a major Shareholder of the Company. The Company also has reinsurance agreements in place with affiliates of XL Capital.

Concurrent with the IPO, the Company entered into arrangements with affiliates of XL Capital: (1) to provide it protection with respect to adverse development on certain transactions, (2) to have exposures transferred to it or re-assume exposures under certain financial guarantee policies that were originally reinsured to, or written on behalf of, the Company by XL Insurance (Bermuda) Ltd (“XLI”), an indirect wholly owned subsidiary of XL Capital, due principally to single risk constraints and rating agency capital adequacy requirements applicable to the Company at the time that business was first written, (3) to cancel the Company’s reinsurance of certain non-financial guarantee business ceded to it by XLI, and (4) to govern certain aspects of Company’s relationship with XL Capital after the IPO, including a series of service agreements under which subsidiaries of XL Capital will provide certain services to the Company or receive certain services from the Company for a period of time after the IPO. The aforementioned arrangements are discussed further below.

In addition, in connection with the IPO, XL Capital agreed to fund a portion of long-term compensation awarded by XL Capital to employees of SCA prior to the IPO and which remained outstanding under XL Capital’s long-term compensation plans subsequent to the IPO. XL Capital charges approximately 60% of the periodic charges from such long-term compensation to SCA. The aggregate remaining future cost of such long-term compensation to SCA is approximately $1.0 million at December 31, 2007, of which SCA will pay XL Capital approximately $0.6 million and XL Capital will fund $0.4 million.

Services Agreements with Affiliates

Prior to the IPO, the Company purchased various services from affiliates of XL Capital under various agreements and continued to purchase such services under new agreements that became effective at the date of the IPO. Such services principally include: (1) information technology support, (2) reinsurance and retrocessional consulting and management services and (3) actuarial, finance, legal, internal audit services and certain investment management services. Since the IPO, the Company has undertaken to perform certain of the services itself or to outsource such services to other vendors and has, accordingly, discontinued the purchase of many of the services that were provided by XL Capital. For the year ended December 31, 2007, the Company incurred costs under the aforementioned agreements aggregating $4.3 million.

Employee Benefit Plans

The Company maintains a qualified defined contribution pension plan for the benefit of all eligible employees and a non-qualified deferred compensation plan for the benefit of certain employees (collectively, the “SCA Plans”). Prior to the IPO, XL America, Inc (“XLA”), an indirect wholly owned subsidiary of XL Capital, maintained plans, with substantially the same terms, which employees of the Company participated in (the “XLA Plans”). Discretionary contributions to the SCA Plans and the XLA Plans are based on a fixed percentage of employee contributions and compensation, as defined in the aforementioned plans. For the year ended December 31, 2007, the Company incurred costs under the aforementioned plans aggregating $5.2 million.

Reinsurance Agreements With Affiliates and Other Guarantees

The Company has the following reinsurance agreements with affiliates. Certain of the agreements discussed below may be terminated under certain conditions, as defined in the agreements.

•

Effective July 1, 2007, XLFA, our wholly-owned subsidiary, ceded certain business to XLI, aggregating approximately $3.7 billion of guaranteed par/notional exposure, under an existing facultative quota share reinsurance agreement. As a result of this transaction, on such date, XLFA ceded premiums of $16.3 million to XLI and received a ceding commission allowance of $6.6 million from XLI.

•

Effective August 4, 2006, certain subsidiaries of XL Capital indemnified the Company for all losses and loss adjustment expenses incurred in excess of its retained reserves at the effective date of the agreement relating to an insured project financing. In consideration for the aforementioned indemnifications the Company is obligated to pay such affiliates approximately $9.8 million on an installment basis over the life of the aforementioned project financing. The total remaining par insured by the Company in connection with this project financing (net of applicable carried case reserves before reinsurance) aggregated approximately $204.6 million at December 31, 2007. After the reinsurance indemnity and the $8.7 million net case basis reserve carried on the Company’s books, the Company has no remaining net exposure to this transaction.

•

Effective August 4, 2006, XLA has undertaken to indemnify the Company for any diminution in value below their carrying value at June 30, 2006 of certain notes that were insured by the Company and collateralized by loans to medical providers, which notes were acquired in connection with the satisfaction of a claim under a financial guarantee insurance policy issued by XL Capital Assurance Inc. (“XLCA”), our wholly-owned subsidiary. In addition, pursuant to the aforementioned indemnity, XLA agreed to indemnify the Company for any costs arising out of any litigation or future claim in connection with the aforementioned insurance policy.

•

On August 4, 2006, XLFA and XLI agreed to cancel from inception the reinsurance of certain business ceded under a facultative quota share reinsurance treaty that was effective since 1999. As a result of this cancellation, XLFA paid XLI $0.2 million and XLI assumed XLFA’s obligation for $1.2 million of reserves for losses and loss adjustment expenses. In addition, on such date, XLFA assumed certain business from XLI pursuant to the aforementioned reinsurance treaty. As a result thereof, XLFA recorded assumed premiums of approximately $8.0 million, ceding commissions of approximately $1.0 million and received cash from XLI of approximately $7.0 million.

•

Effective October 1, 2001, XLFA entered into an excess of loss reinsurance agreement with XLI. This agreement covers a portion of XLFA’s liability arising as a result of losses on policies written by XLFA that are in excess of certain limits and are not covered by other reinsurance agreements. This agreement provides indemnification only for the portion of any loss covered by this agreement in excess of 10% of XLFA’s surplus, up to an aggregate amount of $500 million, and excludes coverage for liabilities arising other than pursuant to the terms of an underlying policy. XLFA ceded losses under this agreement aggregating $259.4 million during the year ended December 31, 2007. There were no losses ceded by XLFA under this agreement prior to 2007. At December 31, 2007, the Company had a recoverable from XLI under this agreement of $259.4 million. The ceded losses of $259.4 million represent the present value (discounted at 5.1%) of the full limit loss of $500 million under this agreement. The Company incurred an expense under the excess of loss reinsurance agreement of $8.2 million for the year ended December 31, 2007. The expense recorded in 2007 reflects all future ceded premium that the Company will be required to pay under the reinsurance agreement over the remaining average life of the loss payments and recoveries noted above, in order for the agreement to remain in-force and the Company recover the aforementioned ceded losses.

•

Effective November 1, 2002 and as amended and restated as of March 1, 2007, XLCA is party to a facultative reinsurance arrangement (the “XL Re Treaty”) with XL RE AM, an affiliate of XL Capital. Under the terms of the XL Re Treaty, XL RE AM agrees to reinsure risks insured by XLCA under financial guarantee insurance policies up to the amount necessary for XLCA to comply with single risk limitations set forth in Section 6904(d) of the New York Insurance Laws. Such reinsurance was on an automatic basis prior to the effective date of the IPO and is on a facultative basis on and after the effective date of the IPO. The reinsurance provided by XL RE AM may be on an excess of loss or quota share basis. The Company is allowed up to a 30% ceding commission (or such other percentage on an arm’s-length basis) on ceded premiums written under the terms of this agreement.

•

Since it commenced operations, XLFA has entered into several reinsurance arrangements with subsidiaries and affiliates of Financial Security Assurance Holdings Ltd. (“FSAH”) (such subsidiaries and affiliates hereafter referred to as “FSA”) to reinsure certain policies issued by FSA which guarantee the timely payment of the principal of and interest on various types of debt obligations. FSAH is the sole shareholder of the Company’s Series A redeemable preferred shares which have a stated value of $39.0 million at December 31, 2007. XLFA’s obligations under certain of these arrangements are guaranteed by XLI. Effective upon the IPO, the guarantee was terminated with respect to all new business assumed by XLFA under such arrangement, but the guarantee remains in effect with respect to cessions under the agreement prior to the IPO. Premiums assumed by XLFA under its reinsurance arrangements with FSA represented 78% of the Company’s total reinsurance premiums assumed for the year ended December 31, 2007.

•

XLFA has guaranteed certain of XLI’s obligations in connection with certain transactions where XLI’s customer required such credit enhancement. Each of these transactions has a “double trigger” structure, meaning that XLFA does not have to pay a claim unless both the underlying transaction and XLI default. For each of these transactions, XLFA has entered into a reimbursement agreement with XLI, pursuant to which XLI pays XLFA a fee for providing its guarantee and XLI grants XLFA a security interest in a portion of the payments received by it from its client. As of December 31, 2007, XLFA’s aggregate net par outstanding relating to such guarantees was $511.1 million.

•

Effective May 1, 2004, XLI entered into an agreement with XLCA which unconditionally and irrevocably guarantees to XLCA the full and complete payment when due of all of XLFA’s obligations under its facultative quota share reinsurance agreement with XLCA, under which agreement XLFA has assumed business from XLCA since December 19, 2000. The par value of business guaranteed by XLI under this agreement was approximately $77.5 billion as of December 31, 2007. The XLI guarantee agreement terminated with respect to any new business produced by XLCA and ceded to XLFA pursuant to the facultative quota share reinsurance agreement after the effective date of the IPO, but the guarantee remains in effect with respect to cessions under the agreement prior to the IPO.

•

The Company provides financial guarantee insurance policies insuring timely payment of investment agreements issued by XL Asset Funding Company I LLC (“XLAF”), a wholly owned subsidiary of XL Capital. These investment agreements contain ratings triggers based on the rating of XLCA, substantially all of which were triggered upon XLCA’s recent downgrades by Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings. XLAF may be required to repay or collateralize these investment agreements, and as guarantor of XLAF’s obligations, XLCA may be required to repay these amounts should the assets in XLAF’s investment portfolio prove insufficient or should XLAF otherwise fail to perform its obligations thereunder. As of December 31, 2007, the aggregate face amount of such investment agreements guaranteed by XLCA was $4.0 billion. To date, XLCA has not had any claim with respect to these investment agreements nor has it been required to collateralize any of these investment agreements. Although XLAF is a wholly-owned subsidiary of XL Capital, XL Capital is not contractually obligated to support XLAF under its obligations under the investment agreements. XL Capital has, however, communicated to XLCA and publicly disclosed its intent to settle all such liabilities by the end of March 2008. Accordingly, XLCA does not expect to incur any claims under its insurance of XLAF’s investment agreements. As of April 4, 2008, the remaining aggregate face amount outstanding of such investment agreements was less than $20 million.

•

In addition, the Company insures XLAF’s obligations under certain derivative contracts issued and purchased by XLAF. As of December 31, 2007, the total notional value of such contracts insured was $162.9 million.

Director Compensation and Indemnification

XL Capital has entered into agreements with Paul Hellmers and Fred Corrado who became members of the Board effective April 9, 2008. Pursuant to these agreements, XL Capital will indemnify Messrs. Hellmers and Corrado for any expenses or losses incurred by them in their capacity as members of the Board. These agreements also provide that XL Capital will pay each of Mr. Hellmers and Mr. Corrado a cash payment of $50,000 upon their appointment to the Board, and, at the beginning of each subsequent three-month period, a cash payment in an amount to be determined by XL Capital based on the time spent on Board matters, but in no event less than $35,000 or greater than $50,000 for each three-month period. In addition, in the event XL Capital requests that Mr. Hellmers or Mr. Corrado resign as a member of the Board prior to April 8, 2009 and such Director resigns, XL Capital will make a cash payment to him equal to $155,000 (provided the Director attended all Board and applicable committee meetings), reduced by any prior payments made by XL Capital pursuant to the agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the Shares and other equity securities of the Company.

Based on a review of such reports, the Company believes that all of its executive officers, Directors and those greater-than-10% Shareholders filed all reports required to be filed on a timely basis during the year ended December 31, 2007, except that Ms. Hennessy did not timely file one Form 4 due to an administrative error by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 25, 2008 with respect to the ownership of Shares by:

•	each person or group that was, to the Company’s knowledge, the beneficial owner of more than 5% of the Company’s outstanding Shares;

•	each Director of the Company;

•	each named executive officer of the Company; and

•	all Directors and executive officers of the Company as a group.

The Shares are currently the only class of voting securities of the Company. As of March 25, 2008, there were 65,275,390 Shares outstanding. The amounts and percentages of Shares beneficially owned are reported on the basis of the SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated Shares. Unless otherwise indicated, the address for each individual listed below is c/o Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda.

Name of Beneficial Owner	Number of Shares	Exercisable Options(1)	Total	Percent of Class
XL Insurance (Bermuda) Ltd(2)(3)	30,069,049	16,668	30,085,717	46.09%
Legg Mason Capital Management, Inc.(3)(4)	9,896,885	—	9,896,885	15.16%
Franklin Mutual Advisers, LLC(3)(5)	4,268,000	—	4,268,000	6.54%
Directors and Executive Officers:
Edward B. Hubbard	61,586	11,211	72,797	*
Michael P. Esposito, Jr.	50,950	—	50,950	*
Paul S. Giordano	266,140	175,413	441,553	*
E. Grant Gibbons	950	8,334	9,284	*
Bruce G. Hannon	11,000	8,334	19,334	*
Mary R. Hennessy	5,120	8,334	13,454	*
Claude LeBlanc	72,258	2,834	75,092	*
Robert M. Lichten	6,950	8,334	15,284	*
Brian O’Hara	—	—	—	*
Michael Rego	41,967	4,584	46,551	*
Coleman D. Ross	8,950	8,334	17,284	*
Alan Z. Senter	950	8,334	9,284	*
David P. Shea	62,031	11,523	73,554	*
Directors and executive officers of the Company as a group including those named above (17 persons in total)	757,483	261,194	1,018,677	1.56%

*	Represents less than 1% of Shares beneficially owned.

(1)

For all NEO’s (defined below) other than Paul Giordano, the amount reflected in this column represents options that have vested that were granted on February 26, 2007. For Paul Giordano the amount reflected in this column represents a combination of options converted from XL Capital on the IPO Closing Date and options granted on February 26, 2007 that have since vested. For Directors, the amount reflected in this column represents a pro rata vesting of options granted on the IPO Closing Date.

(2)

A report on Schedule 13G/A, dated February 14, 2008, disclosed that XL Insurance (Bermuda) Ltd is the record owner of 30,069,049 Shares, that it is a wholly-owned subsidiary of XL Capital and that each of XL Insurance (Bermuda) Ltd and XL Capital have shared voting and dispositive power with respect to such Shares. Their address is One Bermudiana Road, Hamilton, HM 11, Bermuda. Includes 16,668 options earned by Messrs. Esposito and O’Hara as XLI appointed Directors at the time of the IPO that were granted to XLI.

(3)	Each Share has one vote, except that pursuant to the Company’s Bye-Laws:

(I)

if and for so long as (and whenever) the votes of a Shareholder, including any votes conferred by Controlled Shares (as defined below), would otherwise represent more than 9.5% of the aggregate voting power of all Shares entitled to vote on a matter, including an election of Directors, the votes conferred by such Shares are reduced by whatever amount is necessary such that, after giving effect to any such reduction (and any other reductions in voting power required by the Company’s Bye-Laws), the votes conferred by such Shares shall represent 9.5% of the aggregate voting power of all Shares of the Company entitled to vote on such matter; provided, however, that, except as provided in paragraph (II) below, no such reduction in votes shall occur with respect to (i) Shares held by any member of the XL Group (as defined below) or (ii) Shares transferred by the XL Group to any person that is not a member of the XL Group in a transaction not registered under the Securities Act of 1933, as amended (the “Securities Act”) (or exempt from registration pursuant to Rule 144 of the Securities Act or any successor provision thereof) and, upon the consummation of such transfer, any Shares previously held or subsequently acquired by such person (or an affiliate thereof), but, in each case, only for so long as such person (or an affiliate thereof) continues to hold such Shares (it being understood that this clause (ii) shall not apply to Shares transferred by such person (or an affiliate thereof) to any non-affiliate thereof). “Controlled Shares” in reference to any person, means all Shares directly, indirectly or constructively owned by (i) such person as determined pursuant to Section 958 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder and under Section 957 of the Code (or the relevant successor provisions thereof) or (ii) a “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act. “XL Group” means XL Capital and its consolidated subsidiaries;

(II)

if and for so long as the votes conferred by Shares held by the XL Group would otherwise represent more than 50.1% of the aggregate voting power of all Shares entitled to vote generally at an election of Directors, the votes conferred by such Shares are reduced by whatever amount is necessary such that, after giving effect to any such reduction, the votes conferred by such Shares shall represent no more than 50.1% of the aggregate voting power of all Shares entitled to vote generally at any election of Directors. If and so long as the votes conferred by Shares held by the XL Group would otherwise represent more than 47.5% of the aggregate voting power of all Shares entitled to vote on a matter (other than the election of Directors), the votes conferred by such Shares held by the XL Group, with respect to voting on such matters, shall represent no more than 47.5% of the aggregate voting power of all Shares entitled to vote on such matter. Either or both of such limitations shall cease to apply, or may be adjusted upwards, upon receipt by the Company of written confirmation from each nationally recognized rating agency then providing a financial strength rating for the Company and/or its subsidiaries that such financial strength rating is or will be determined without reference to the ratings of any member of the XL Group or that the then financial strength rating issued by it will not at the time of such confirmation be adversely affected by the elimination or adjustment of such limitation, and, in the case of any adjustment (as opposed to elimination), the applicable percentages set forth in the first sentence of this paragraph (II) shall automatically be adjusted to those percentages as so determined by the foregoing; provided, however, that, in the event that any such written confirmation shall later be rescinded, such limitation shall be reinstated at a percentage equal to the lesser of (i) such percentage as is required by the rescinding rating agency and (ii) the percentage set forth in the first sentence of this paragraph (II) originally applicable to such limitation;

(III)

After having applied the provisions described in paragraphs (I) and (II) above as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares of any person that they consider fair and reasonable under the circumstances to ensure that such votes represent 9.5%. Such adjustments intended to implement the 9.5% limitation described in paragraph (I) shall be subject to the proviso contained in paragraph (I).

(4)

A report on Schedule 13G/A, dated February 14, 2008, disclosed that Legg Mason Capital Management, Inc., 26 Reid Street, Hamilton, Bermuda, HM 11, an investment adviser, beneficially owns 9,896,885 Shares of the Company and reported that it has shared voting and dispositive power with respect to such Shares. It reported that various accounts managed by Legg Mason Capital Management, Inc. have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of Shares. One account, Legg Mason Special Investment Trust, Inc., an investment company registered under the Investment Company Act of 1940 and managed by Legg Mason Capital Management, Inc., beneficially holds 6,200,000 of the Shares and has shared voting and dispositive power with respect to those Shares.

(5)

A report on Schedule 13G/A, dated February 4, 2008, disclosed that 4,268,000 Shares are beneficially owned by one or more investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc., including Franklin Mutual Advisers, LLC. Franklin Mutual Advisers, LLC reported that it has (i) sole power to vote or direct the vote of 4,165,100 Shares and (ii) sole power to dispose or direct the disposition of 4,268,000 Shares. Their address is One Parker Plaza, 9th Floor, Fort Lee, NJ 07024.

COMPENSATION DISCUSSION AND ANALYSIS

1. Introduction

The Compensation Discussion and Analysis describes the Company’s executive compensation programs for 2007 and certain compensation actions taken in 2008.

In 2007, the Compensation Committee determined not to pay annual cash bonuses to certain executive officers who performed services primarily for the principal business operations of the Company due to the failure to achieve both individual and Company performance goals for 2007. Certain other executive officers whose services were critical to the Company’s strategic goals for 2007 and whose contributions to the Company extended beyond the primary business unit or whose business unit exceeded the objectives of its 2007 business plan were awarded annual bonuses. See “Executive Compensation Program Elements” below for a complete description of these bonuses.

However, in 2007, the Company experienced a decline in its stock value due to adverse market conditions. This decline negatively affected the 2007 compensation payable to certain of our executive officers as well as the value of all officers’ long term incentive compensation in a material way. As a result, the long term compensation ceased to be an effective retention and incentive tool. Therefore, in order for the Company to remain competitive in the marketplace and to retain the executive officers whose employment is critical to the future success of the Company, the Compensation Committee deemed it necessary to adopt a retention program in order to encourage these executive officers to remain with the Company through the end of 2008. See “Executive Compensation Philosophy and Core Principles” below for a complete description of this program.

The objectives of the Company’s executive compensation program are to:

•	Pay for performance based on the Company achieving its strategic, operational and financial goals and individual executives meeting or exceeding performance expectations.

•

Attract and retain talented executives to develop and execute our business strategy effectively. Due to the highly competitive nature of hiring quality executives within the financial guarantee industry, our goal is to provide incentives to executives that reflect market practice and motivate them to grow our business and improve profitability consistent with the Company’s overall risk appetite.

•

Incentivize executives to maximize the creation of shareholder value by designing LTI plans that align their interests with those of Shareholders. Long-term incentive awards will focus, over time, on achieving significant levels of equity ownership for executives. This should encourage management and staff to take appropriate risks with our capital to generate returns for our Shareholders but also to share in the downside risk incumbent with poor performance or losses.

•	Align our business actions and executives’ behavior with our core values and our pay for performance philosophy.

•	Our Company’s business principles also help to guide our decisions in assessing executives’ contributions to the Company’s success.

2. Executive Compensation Program Review and Oversight

The objectives of our executive compensation programs have been established by the Compensation Committee of the Board. This committee consists of three directors: Bruce G. Hannon (Chairman), Robert M. Lichten and E. Grant Gibbons. All of the members of the Compensation Committee are independent Directors. The Compensation Committee oversees, evaluates and approves all senior executive compensation actions, as well as the Company’s overall compensation and benefits policies, plans and programs for all employees.

Our Chief Executive Officer, Paul S. Giordano, is responsible for providing recommendations to the Compensation Committee with respect to all compensation actions for the named executive officers, other than himself, as well as the cash incentive pools and the long-term incentive pools for all non-executive employees. We refer to the named executive officers, Messrs. Giordano, Shea,

Hubbard, LeBlanc and Rego, as the “NEOs.” The Compensation Committee expects Mr. Giordano to justify his recommendations based on actual performance, relative performance versus the Company’s peers and its business plan, and relative contributions to the overall Company results. Mr. Giordano meets with the Compensation Committee throughout the year to review: (i) the Company’s operating results each year, (ii) how these results compare to the fiscal year’s business plan, and (iii) how the compensation recommendations relate to such performance.

The Compensation Committee has the authority to retain an outside independent executive compensation consultant to assist in the evaluation of executive officer compensation and in order to ensure the objectivity and reasonableness of the actions of the Compensation Committee. The Compensation Committee has the sole authority to retain and terminate any such consultant, including sole authority to approve such consultant’s fees and other retention terms. The Compensation Committee has selected Frederic W. Cook & Co. Inc. (the “Cook firm”) as its compensation consultant. The Cook firm assists in the development of compensation programs for our executive officers and our non-employee Directors by providing relevant market trend data, regulatory oversight and corporate governance guidance and by providing comparative benchmark data. As part of the Cook firm’s engagement, our management also has access to its services in developing information to assist the Compensation Committee in fulfilling its responsibilities.

At the direction of the Compensation Committee, our management has worked with the Cook firm to develop information about the compensation of our executive officers for the Compensation Committee to use in making decisions about executive compensation. The Chief Executive Officer and the Head of Human Resources attended all of the meetings of the Compensation Committee other than executive sessions. A representative of the Cook firm attended most of the meetings of the Compensation Committee, including executive sessions. On an annual basis, the Compensation Committee reviews and approves the compensation of the Chief Executive Officer and other NEOs provided that the Chief Executive Officer’s compensation is approved by the independent Directors and the compensation of the other NEOs is approved by the Board.

The following benchmark group was reviewed by the Compensation Committee but was not used to determine 2007 compensation consisted of the following companies in the financial guarantee business: ACA Financial Guarantee Corp., Ambac Financial Group, Inc., Assured Guaranty, Financial Security Assurance Inc., MBIA Inc. and RAM Holdings Ltd.

3. Executive Compensation Philosophy and Core Principles

We are a long-term, results-oriented company and we seek to pay for performance. This is achieved through the fixed elements (salary and benefits) of compensation that do not relate to the performance of the Company, line of business or function, and the executive’s contributions, while leveraging the variable elements (cash bonus and long-term incentives) that relate to, and are paid out, based on performance. Since much of our business requires several years to determine whether we have been successful in our risk assessments, we design our senior executive compensation packages to have a majority of their value in long-term vehicles that align the executive’s interests with our Shareholders tying compensation to the performance of the Company. For all NEOs’ compensation (other than his own), Mr. Giordano makes recommendations to the Compensation Committee. Mr. Giordano’s compensation is at the sole discretion of the Board, as recommended by the Compensation Committee.

The Compensation Committee continues to believe it is essential that the Company’s compensation strategy be results-oriented, linked to long-term Shareholder value and designed to reward top performers in an intensely competitive market for executive talent. Accordingly, the Compensation Committee reviews all aspects of each executive’s compensation in comparison to the relevant market and designs total compensation levels to be competitive within the financial guarantee industry, primarily in the New York and Bermuda markets.

The variable compensation components of our executives’ target pay represents the majority of their total compensation package. The annual cash bonus portion is designed to compensate executives for overall Company performance, performance of their business group (if applicable) and the individual’s contribution for the current year. For 2007, bonus targets range from 100% to 200%

of base salary. The Compensation Committee reviewed performance measures, compared them to the business plan, made relevant comparisons to competitors, and assessed the performance of management for the fiscal year. In 2007, the performance metrics were grouped into three broad categories: (i) Profitability, (ii) Growth and (iii) Strategic and Operational Goals. A description of each of these categories and their weighted percentage are as follows:

Performance Factor	Weighting/Description	Performance Metric Target 2007 Budget	3Q 2007 YTD	2007
Profitability	40%
Operating return on equity “ROE”	Annualized Operating Income divided by average common shareholders’ equity, less accumulated other comprehensive income “AOCI” and the cumulative after-tax impact of the MtM asset / (liability), as measured on an annual basis for each year in the measuring period.	11.4%	12.6%	<0%
Core ROE	Annualized operating income excluding the impact of refundings divided by average common shareholders’ equity less AOCI and the cumulative after-tax impact of the MtM asset / (liability).	11.0%	11.6%	<0%
Loss ratio	Net losses and loss adjustment expenses divided by net premiums earned.	12.0%	8.2%	322.6%
Expense Ratio	Net operating and core ratios expense and net acquisition costs of the Insurance and Reinsurance Segments divided by net premiums earned.	49.6%	47.8%	44.8%
Operating Income	Net income excluding realized gains (losses) on investments and realized and unrealized gains (losses) on credit derivatives.	$168.0	$136.5	$(526.5)

Performance Factor	Weighting/Description	Performance Metric Target 2007 Budget	3Q 2007 YTD	2007
Growth	40%
Growth in Operating Income	Growth in net income excluding realized gains (losses) on investments and realized and unrealized gains (losses) on credit derivatives.	$26.1	$31.6	<$0
Adjusted gross premiums written	The sum of: (i) upfront premiums written in such period, (ii) current installment premiums due on business written in such period and (iii) expected future installment premiums on contracts written during such period that remain in force and for which there is a binding obligation on the part of the insured to pay the future installments, discounted at 7%.	$476.3	$393.5	$549.1
Growth in ABV— Cash Bonus	Growth in common shareholders’ equity (book value) excluding capital contributions plus the after-tax value of the deferred premium, net of prepaid reinsurance premiums and deferred acquisition costs plus the after-tax net present value of future installment premiums, discounted at 7%.	N/A	$174.4	<$0
Strategic & Operational Goals	20%
Strategic Goals

No specific strategic goals were mutually agreed between Management and the Board relating to the annual cash bonus pool. The goals discussed were progress on systems/processes, M&A and joint ventures, financings, new products or asset classes, other business development, etc.

In 2007, the Compensation Committee determined that the performance measurements were not achieved in the primary business unit of the Company and, as a result, no annual bonuses were awarded to Mr. Giordano, Mr. Shea and Mr. Hubbard. However, because Mr. LeBlanc’s role in the Company was critical to the Company’s business strategy for 2007 and extended beyond the primary business unit, the Compensation Committee, on the recommendation of Mr. Giordano, determined to pay Mr. LeBlanc a cash bonus for 2007. As the executive in charge of corporate development, Mr. LeBlanc was primarily responsible for planning and executing the critical Company initiatives in 2007, which were raising capital, liasing with XL Capital, managing the Company’s relationships with rating agencies and negotiating with counterparties on transactions that would greatly enhance the Company’s capital position. The Compensation Committee determined Mr. LeBlanc performed at a high level in each of these enterprises and any limitations on his success were as a result of (i) the Company’s inability to access new capital in an economically efficient manner and (ii) the broad market conditions which were unfavorable to companies in our line of business. Mr. Rego, the Executive Vice President of XLFA, was also awarded a cash bonus for 2007. The Compensation Committee determined that XLFA surpassed the objectives in its 2007 business plan as a result of Mr. Rego’s leadership and marketing efforts.

In 2007, the Compensation Committee’s recommendations for executive LTI awards consist of options and performance Shares. The Compensation Committee determined not to award any time vested restricted Shares to NEOs for 2007. Recommendations for option and performance Share awards were guided by:

•	Conscious intent to increase management’s and employees’ equity ownership of the Company.

•	Awards geared towards weighting incentives based on performance and to align interests of executives with those of Shareholders.

Consistent with the Company’s philosophy at the time the performance Shares were awarded that executives’ compensation be significantly performance based, in March 2007, the Compensation Committee awarded executives performance Shares which vest in March 2011. The amount of shares which vest at the end of the four year period is based on average operating ROE over the four year period (2007 through 2011). The minimum award that can vest is 50% of target amount and the maximum is 150% of target amount. The Compensation Committee also awarded executives non- qualified stock options in 2007 with an exercise price of $30, which was the fair market value of the Shares at the date of grant. At the time of this award, the Committee believed it to be consistent with Company’s philosophy of aligning its executives’ interests with those of its Shareholders.

The Compensation Committee determines the mix of compensation vehicles to provide to each of our executives, using their judgment and market practice, by assessing the nature of the executive’s role as it relates to its effect on stock price, its contribution to enhancing production levels and ability to impact the Company’s expenses. The Compensation Committee’s conclusion was based on the executives’ ability to significantly affect the share price and overall performance of the Company. In the future, the Compensation Committee may adjust the mix of compensation instruments, consistent with our philosophy, as may be appropriate to reach competitive levels of total compensation for executives, relative to the market, for their functional role, responsibility and experience levels. Specifically, the market for our executives consists of those companies that operate in the global financial guarantee industry. Generally, the Compensation Committee does not assess, or take into account, executives’ historical LTI awards in the granting of future LTI awards.

4. Executive Compensation Program Elements

The Company aims to reward performance based on the executive’s level of responsibility in the Company, achievement of performance goals, and relative contribution to Shareholder value by using two “fixed” elements (base salaries and benefits/perquisites) and two “variable” elements (annual cash bonuses and long-term incentives) in our executive compensation program. For our NEOs, we review competitor information disclosed in public filings and gathered via independent market surveys to benchmark our compensation levels with those companies we view as direct competitors. The Compensation Committee performs this review to understand better the trends in the use of compensation vehicles. Our competitor group used to date consists of the companies identified above under “Executive Compensation Program Review and Oversight”.

Fixed Elements

•

Base Salaries. Base salaries are established based on the responsibilities and functional role of an executive’s position as well as the experience level, skills and knowledge of the executive as is relevant to our Company. There is some consideration of the salary level relative to salary levels in the geographic location of the executive. Base salaries are intended to compensate executives for executing the basic responsibilities of their jobs. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of promotion or changes in responsibilities. The Compensation Committee reviews the recommendations made by Mr. Giordano with respect to all senior executives other than himself, makes any desired adjustments, and presents the whole package to the Board for their ratification. The Compensation Committee also reviews the base salary of Mr. Giordano, in executive session, and makes a recommendation to the Board with respect to his salary. In this process, the NEOs do not have any input into the setting of their own base salary levels. Since base salaries are paid for executing the basic responsibilities of the job, salaries change infrequently and are adjusted when there has been a change to the salary level being paid for a particular job in the market or when the executive assumes a larger role. Base salaries form the basis for other compensation awards. Specifically, the target cash bonus is expressed as a percentage of salary and the total cash compensation, salary plus cash bonus, is the basis for the target percentage of LTI granted to the Company’s executives.

•

Perquisites and Benefits. Pursuant to our pay for performance philosophy, executives receive modest perquisites and supplemental benefits, most notably a non-qualified supplemental deferred compensation plan which allows executives subject to U.S. income tax to defer receipt of up to 50% of their base salary and 100% of their annual bonus with notional earnings credited based on the return on a series of mutual funds that are managed by our retirement plan vendor. This type of benefit is provided to executives by many of our competitors. We do not have any defined benefit plans for our NEOs. Health and welfare benefits are provided to all employees based on norms in the local markets in which we operate, and our executives’ health and welfare premiums are subsidized at the same percentage as all other employees. As provided in his employment agreement, which is further described under “Potential Payments Upon Termination or Change in Control—Paul S. Giordano Employment Agreement,” Mr. Giordano receives a housing allowance that will cease on July 1, 2008. In addition, in accordance with the Company’s policy for executives residing in Bermuda, Mr. LeBlanc receives a housing allowance and Mr. Rego receives a mortgage subsidy. In addition, Mr. LeBlanc receives an automobile allowance in the form of a lump sum payment, in accordance with the Company’s policy for executives based in Bermuda. See “Potential Payments Upon Termination or Change in Control” for a description of these perquisites.

Change in Control. Upon a change in control of the Company (which is defined to include among other events, the acquisition of 30% or more of the Company’s Shares, a merger, consolidation or similar transaction, a sale of substantially all of the assets of the Company, a liquidation or sale of the Company and a change in the majority of the Board), under the Company’s compensation and benefit plans and the executive’s employment agreement (where applicable) NEOs will receive certain termination payments and benefits. The purpose of these payments and benefits is to assure that key executives remain with the Company during a change in ownership and to provide financial assurances to such executives so they can continue to perform their responsibilities. See “Potential Payments Upon Termination or Change in Control” for a description of these payments.

Variable Elements

•

Annual Cash Bonuses. Annual cash bonuses to NEOs, which vary from year to year, are approved by the Compensation Committee. In addition, the Compensation Committee approves the size of the annual bonus pool for all employees, including NEOs. Executives have a target bonus percentage that varies based on the executive’s role, with no guarantee of a maximum or minimum payout, other than Mr. LeBlanc who had a guaranteed minimum payout for 2007 pursuant to the terms of his employment agreement. When determining actual cash bonus amounts, the Compensation Committee’s objectives are to reward attainment of (a) individual goals and (b) strategic, operational and financial goals of (i) the Company and (ii) the executive’s business unit. Executives’ cash bonuses are awarded on a discretionary basis, unless a newly hired executive receives a guaranteed minimum bonus, and are paid in cash within the first quarter of the following year. For 2007, our NEOs’ target bonus percentages of salary were as follows: Mr. Giordano, 200%, Mr. Shea 150%, Mr. Hubbard 150%, Mr. LeBlanc 150% and Mr. Rego 100%. As noted above, the primary business of the Company did not achieve its performance targets and as a result, Messrs. Giordano, Hubbard and Shea did not receive annual cash bonuses. Mr. LeBlanc, whose role extended beyond the primary business unit and whose role was critical to the Company’s business strategy in 2007 received an annual bonus, as did Mr. Rego, whose business unit far exceeded its business plan objectives for 2007.

To determine the 2007 cash bonus element of the variable compensation pool, the Compensation Committee reviewed performance measures, compared them to the business plan, made relevant comparisons to competitors and assessed the performance of management for the fiscal year. See “Executive Compensation Philosophy and Core Principles” above for a detailed discussion of these performance measures. The Compensation Committee may also take into account market events and other economic trends in the global financial guarantee industry that may have any impact on the business results.

The Compensation Committee reviews the cash bonus recommendations made by Mr. Giordano for each NEO, other than himself, and subsequently approves or adjusts those recommendations. The Compensation Committee, in executive session, then recommends a cash bonus for Mr. Giordano and submits the entire program of compensation recommendations to the Board for ratification, or approval in the case of Mr. Giordano’s cash bonus.

•

Long-Term Incentives. To motivate sustained performance and the creation of long-term value for our Shareholders, as well as to provide retention mechanisms for our executives, both stock- based vehicles (restricted Shares, stock options, performance Shares) and non-equity incentives (long-term, cash-based awards) are used to reward senior executives. Executives are assigned a target LTI amount, expressed as a percentage of targeted total cash compensation, for their annual awards. For 2007, our NEOs’ target LTI percentages of targeted total cash compensation are as follows: Mr. Giordano, 200%; Mr. Shea, 150%; Mr. Hubbard, 150%; Mr. LeBlanc, 150%; and Mr. Rego, 75%. For our NEOs, other than himself, Mr. Giordano recommends an LTI award value, and appropriate long-term vehicles to deliver that value, for each executive. The Compensation Committee reviews Mr. Giordano’s recommendations and may adjust them. The Compensation Committee, in executive session, then develops an LTI award proposal for Mr. Giordano and recommends the entire program of LTI awards for the NEOs to the full Board for ratification, or approval in the case of recommendations with respect to Mr. Giordano. In determining the target amounts, the Committee reviews the executives’ total compensation and determines the relative value of the long-term incentive as it relates to cash bonuses. As a result (other than for Mr. Rego), a majority of the NEOs’ total compensation is a long-term award. At the time the 2007 targets were established the emphasis was on the growth of the Company, newly formed after the IPO and profitability to Shareholders.

Stock Options

When awarded, stock options granted as part of the annual LTI program are granted at the closing market price of the stock on the date of grant. To enhance the retention aspect associated with stock options, they will vest ratably over three years. The Compensation Committee uses a Black-Scholes model to determine the value of the stock options to be awarded. Stock options are exercisable for up to 10 years from the date of grant to allow executives to focus on the creation of long-term Shareholder value. In general, stock options are only awarded to senior executives who have the greatest ability to influence stock price appreciation, and then, only on a limited basis. In February 2007, the following NEOs received stock options: Messrs. Giordano, Hubbard, Shea, LeBlanc and Rego. As noted above, these options were granted at an exercise price of $30 (which was the fair market value on the date of grant) in order to align the executives and Shareholders’ interests. In December 2007, Mr. LeBlanc received an additional stock option grant in connection with his entering into an employment agreement with the Company. These options were granted at an exercise price of $4.50, which was the fair market value on the date of grant.

Restricted Shares

The value and vesting criteria of much of our executive restricted stock awards program is directly tied to the attainment of specified levels of Operating ROE. Any restricted Share award made to an executive as part of the annual program is expected to be granted in the first quarter of the year, immediately following approval by the Board. In 2007, the Compensation Committee granted restricted Share awards with performance conditions and did not grant any time vested restricted Shares. Mr. LeBlanc received an award of time vested restricted Shares in February 2008 in connection with the execution of his employment agreement. See “Mr. LeBlanc’s Employment Agreement” below.

Performance Shares

These equity grants are made to all NEOs and most middle to senior level managers, with the number of Shares granted to each executive determined by the Compensation Committee. The actual amount of performance Shares varies according to the role of the individual executive. For 2007, performance Shares comprised a significant portion of an eligible NEO’s total compensation.

Performance Shares vest on the fourth anniversary of their grant date provided that performance goals tied to the Company’s average Operating ROE over the four year measuring period are met. For the initial grant of performance Shares in March 2007, the Compensation Committee selected a measuring period of 2007-2010. Based on what the average Operating ROE is over the four year measuring period, executives will receive a payout of between 50% and 150% of their target performance Share grant. The Company feels it is likely that over the four year measuring period the Company will achieve the required average Operating ROE to entitle executives to a 100% payout of their performance Share grant. Vesting for performance Shares may accelerate upon the occurrence of certain events resulting in a change in control of the Company or the termination of the executive. In addition, the Compensation Committee does not intend to adjust the performance metrics other than for significant changes in accounting principles (e.g. FASB rules), rating agency capital requirements, a major merger/acquisition occurrence, or other specified events. In any event, the metrics may be adjusted downwards but in no case increased.

Retention Awards

In 2007, as a result of adverse market conditions, the Compensation Committee determined that our executives’ long term incentive awards no longer had any value and, as such, failed to provide appropriate long term incentives, consistent with our compensation goals. As a result, in order to retain the services of certain of its executives during 2008, which is expected to be a critical year for the Company, the Compensation Committee approved cash retention awards in late February 2008 for its NEOs other than Mr. Giordano and for other key executive officers. The Compensation Committee considered the executives’ base salary in determining an amount that would provide a meaningful retention award to each executive. Payment of these retention awards will be made on a quarterly basis and is generally contingent on the executives’ continued employment with the Company on each such quarterly payment date, except that a full quarterly award will still be payable if the executive is involuntarily terminated without cause prior to the quarterly payment date.

The following retention payments to NEOs were approved by the Compensation Committee:

Executive	2008 Annualized Retention Payments	Retention per Quarter
Giordano, Paul S.	$0	—
Hubbard, Edward B.	$375,000	$93,750
Shea, David P.	$385,000	$96,250
Rego, Michael E.	$275,000	$68,750
LeBlanc, Claude	$350,000	$87,500

5. Mr. LeBlanc’s Employment Agreement

The Company entered into an employment agreement on January 1, 2008 with Mr. LeBlanc. Prior to that date, Mr. LeBlanc was employed by the Company in a senior executive position with the same title. As a result of Mr. LeBlanc’s contributions to the Company during his employment and the uncertainty in the market, the Board determined that LeBlanc’s continued employment with the Company was critical to its future success and that it was in the best interests of the Company to enter into an employment agreement.

To induce Mr. LeBlanc to assume significant new responsibilities in his position as Executive Vice President, Corporate Development and Strategy, the Company determined that it needed to offer Mr. LeBlanc a market competitive compensation package. The Compensation Committee recommended and the Board approved, an employment agreement with the following terms.

The employment agreement provides for (i) a specified base salary (which is initially not less than $300,000) and is subject to annual review and may be increased by the Company’s Compensation Committee, (ii) a minimum annual bonus for 2007 of $700,000, payable in 2008; Mr. LeBlanc’s annual target bonus for 2008 shall be equal to 150% of his base salary, (iii) an additional long term incentive award, pursuant to the terms of SCA’s long term incentive plan, equal to 150% of base salary plus annual bonus, to be paid at the discretion of the Compensation Committee, (iv) a one-time only grant of 100,000 options to purchase Common Shares of SCA, (v) an additional one-time only grant of 50,000 Shares of restricted stock Shares, and (vi) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The options to purchase 100,000 Shares of SCA were granted on December 20, 2007, at an exercise price of $4.50 per Share. These options vest in three equal installments at the rate of 33.33% per year, on each anniversary of the grant date. The restricted stock Shares will vest at a rate of not less than 25% per year, on the anniversary of the grant date, which was February 2008. The original term of employment is scheduled to expire on June 30, 2009 and will continue to be automatically extended for successive one year periods unless the Company or Mr. LeBlanc provides written notice that the term is not to be extended, as provided in the agreement. The Company’s obligations under Mr. LeBlanc’s employment agreement are guaranteed by SCA Holdings US Inc. and XLFA.

Other Employment Agreement Provisions

The employment agreement also provides for the payment to Mr. LeBlanc of a monthly housing allowance of $11,000 per month. Payment of such amount shall be discontinued immediately upon termination of Mr. LeBlanc’s employment with the Company unless such termination is as a result of death, disability or without cause, in which case payment of the housing allowance shall terminate within three (3) months following Mr. LeBlanc’s termination. In connection with any termination due to death, disability or without cause, Mr. LeBlanc or his beneficiaries, as applicable, shall receive reimbursement of all reasonable and documented moving expenses in an amount not to exceed US$50,000.

The employment agreement also provides for indemnification of Mr. LeBlanc by the Company in the event that his services result in his becoming liable for U.S. federal, state or local income taxes. The employment agreement further provides for indemnification of Mr. LeBlanc in the event that any payment, distribution or benefit provided to Mr. LeBlanc is subject to excise taxes under the golden parachute provisions of the Internal Revenue Code, if such payments to Mr. LeBlanc exceed certain levels.

Mr. LeBlanc also has agreed to certain confidentiality, non-competition and non-solicitation provisions during the term of his employment and for twelve months following termination of employment as well as to confidentiality and director and officer indemnification covenants; provided, however, that such term shall be shortened to six months if Mr. LeBlanc is terminated by SCA without cause or by Mr. LeBlanc with good reason within twenty four months following a Change in Control, if SCA pays him an additional six months base salary and one half of the average annual bonus payable to him in the three years preceding the year of his termination (or, if less, his period of employment).

See “Potential Payments upon Termination or Change in Control—Claude LeBlanc Employment Agreement” for a summary of the payments to Mr. LeBlanc upon termination of employment and change in control under his employment agreement.

6. Tax and Accounting Aspects of Executive Compensation

The Compensation Committee considered the tax and accounting aspects of the executives’ compensation when it designed the executives’ plans and programs. In general, amounts paid to our executives are deductible for Federal income tax purposes. However, the Company reserves the right to pay amounts that are not deductible in certain circumstances where it deems it to be in the best interests of the Company and its Shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with Company management. Based upon this review and discussions with Company management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis set forth above be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee
Bruce G. Hannon, Chairman
Robert M. Lichten
E. Grant Gibbons

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our NEOs which includes our Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers of the Company (Messrs. Giordano, Shea, Hubbard, LeBlanc and Rego, respectively) for services paid for or rendered with respect to the Company and its subsidiaries in all capacities for the Company’s last fiscal year:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation (4)	Total ($)
Paul S. Giordano	2007	600,000	—	563,538	687,076	—	—	353,728	2,204,342
President and Chief	2006	570,833	1,560,000	735,352	1,118,579	806,250		374,753	5,165,767
Executive Officer of the
Company
David P. Shea	2007	385,000	—	277,394	288,075	—	—	105,652	1,056,121
Executive Vice President	2006	367,917	820,000	214,642	189,665	899,261		672,543	3,164,028
and Chief Financial Officer
of the Company
Edward B. Hubbard	2007	375,000	—	271,564	280,258	—	—	99,157	1,025,979
President and Chief	2006	354,583	700,000	180,234	208,283	1,044,465		672,556	3,160,121
Operating Officer of
XL Capital Assurance Inc.
Claude LeBlanc	2007	300,000	700,000	84,084	87,949	—	—	223,192	1,395,223
Executive Vice President
Corporate Development
and Strategy
Michael Rego	2007	275,000	275,000	124,224	114,583	—	—	85,455	874,262
Executive Vice President
Chief Operation Officer

(1)

Amounts are calculated pursuant to SFAS No. 123R, “Share Based Payments.” See “Stock Based and Long-Term Compensation Plans” under Note 20 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuations of equity awards.

(2)

For Mr. Giordano this amount represents: (a) the amount expensed by the Company during 2007 for the Company restricted Shares or options, as applicable, that Mr. Giordano received as a result of the conversion of his historical XL Capital equity awards; and (b) the amount expensed by the Company during 2007 with respect to Mr. Giordano’s IPO Award. For all NEO’s other than Paul Giordano the amount expensed in 2007 represents restricted Shares and options that the NEO was granted in February and March 2007 and the NEO’s IPO award. For Paul Giordano the amount expensed represents restricted Shares and options that Mr. Giordano was granted in February and March 2007 and Mr. Giordano’s IPO award together with the amount of Shares that were converted from XL Capital equity to the Company’s equity on the IPO Closing Date. Also see Outstanding Equity Awards at Fiscal Year End table.

(3)	Please refer to the Company’s Proxy dated April 2, 2007 for prior disclosure on Non-Equity Incentive Plan Compensation.

(4)

Please refer to the Company’s Proxy dated April 2, 2007 for prior disclosure on NEO’s other than Mr. Giordano, Mr. LeBlanc and Mr. Rego. For Mr. Giordano the amounts include: (a) a housing allowance in the amount of $95,000, plus a tax gross up in respect of the allowance of $63,738 and (b) financial counseling services in the amount of $18,786. An additional perquisite that Mr. Giordano received pursuant to his employment agreement, but for which no amount is included in this table because no amount will be expensed by the Company unless a reimbursement actually occurs, is a Company reimbursement Mr. Giordano is entitled to receive under certain circumstances for any economic losses on the sale of his principal residence. For additional information with respect to the housing allowance and the potential Company reimbursement for any economic losses on the sale of Mr. Giordano’s principal residence, please see “Paul S. Giordano Employment Agreement” under “Potential Payments Upon Termination or Change in Control.” For Mr. LeBlanc the amounts shown include (a) a housing allowance of

$132,000 as per the Company’s policy for executives residing in Bermuda, (b) contributions made by the Company to the Bermuda Pension Plan which is a broad based plan and would be viewed as a qualified plan under United States guidelines and (c) for Mr. LeBlanc, as part of the Company’s policy for executives residing in Bermuda, an automobile allowance of $36,192 to be used toward the purchase of a vehicle that would serve as transportation for five years. An additional perquisite that Mr. LeBlanc received pursuant to his employment agreement, but for which no amount is included in this table because the amount of taxes is not known at this time, is a Company reimbursement Mr. LeBlanc is entitled to receive for federal, state and local income taxes he is required to pay. For Mr. Rego the amounts shown include (a) contributions made by the Company to the Bermuda Pension Plan and (b) a mortgage subsidy of $15,455. For each NEO the amounts shown include Company contributions to the qualified and nonqualified retirement plans of the Company and, in the case of Mr. LeBlanc and Mr. Rego, Company contributions to the Bermuda pension fund which is a broad based plan covering all employees. The following table shows specific information with respect to all other compensation amounts paid in 2007.

Other Annual Compensation from Summary Compensation Table

Name	Year	Company Contributions to Nonqualified Retirement Plan ($)	Company Contributions to Qualified Retirement Plan ($)	Other Cash Compensation($)
Paul S. Giordano	2007	155,975	20,229	177,524
David P. Shea	2007	79,160	26,492	—
Edward B. Hubbard	2007	76,631	15,926	—
Claude LeBlanc	2007	—	55,000	168,192
Michael Rego	2007	—	70,000	15,455

GRANTS OF PLAN-BASED AWARDS TABLE

The following table complements the Summary Compensation Table disclosure by providing information concerning each grant of an award made to the NEOs in the last completed fiscal year under any plan:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Thresh- old($) 75%	Target ($)100%	Maxi- mum($) 150%	Thresh- old(#) 50%	Target (#)100%	Maxi- mum(#) 150%
Paul S. Giordano	2/26/2007	—	—	—	—	—	—	—	122,500	30.00	3,675,000
	3/1/2007	—	—	—	38,210	76,419	114,629	76,419	—	—	2,274,994
David P. Shea	2/26/2007	—	—	—	—	—	—	—	34,569	30.00	1,037,070
	3/1/2007	—	—	—	17,418	34,836	52,254	34,836	—	—	1,037,068
Edward B. Hubbard	2/26/2007	—	—	—	—	—	—	—	33,631	30.00	1,008,930
	3/1/2007	—	—	—	16,946	33,891	50,837	33,891	—	—	1,008,935
Claude LeBlanc	1/1/2007	—	—	—	—	—	—	4,492	—	—	17,474
	2/26/2007	—	—	—	—	—	—	—	8,500	30.00	255,000
	3/1/2007	—	—	—	2,939	5,878	8,817	5,878	—	—	174,988
	12/19/2007	—	—	—	—	—	—	—	100,000	4.50	450,000
Michael Rego	2/26/2007	—	—	—	—	—	—	—	13,750	30.00	412,500
	3/1/2007	—	—	—	6,928	13,856	20,784	13,856	—	—	412,493

(1)

All NEO’s were granted an amount of performance Shares that vest in full on March 1, 2011. The amount of the Shares to vest at that time will depend on the Company’s performance based on a performance metric established by the Compensation Committee which will be based on the average ROE over fiscal years 2007 through 2010.

(2)

All option awards vest and become exercisable in three equal installments, beginning on the first anniversary date of the grant and continuing on each of the following two anniversaries of the date of the grant.

(3)

See “Stock Based Compensation Plans” under Note 20 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuations of equity awards.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

The Company has entered into employment agreements with the following NEOs: Paul S. Giordano (Chief Executive Officer), Claude L. LeBlanc (Executive Vice President, Corporate Development & Strategy), David P. Shea (Chief Financial Officer) and Edward B. Hubbard (President and Chief Operating Officer, XLCA).

Each employment agreement provides for (i) a specified base salary, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to the Company’s incentive compensation plan as determined by the Compensation Committee with an annual target bonus equal to the levels set forth in “Compensation Discussion and Analysis,” (iii) reimbursement for or payment of certain travel and other expenses and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The original term of each executive’s employment expires on August 4, 2009, except for Mr. LeBlanc whose employment agreement expires on June 30, 2009, and will continue to be automatically extended for successive one year periods unless the Company or the executive provides written notice that the term is not to be extended at least three months prior to the then scheduled expiration date. Each executive has agreed to certain confidentiality, non-competition and non-solicitation provisions. Mr. Giordano’s employment agreement also provides for the payment to Mr. Giordano of a monthly housing allowance through July 1, 2008.

The Company granted several plan-based awards during 2007. On February 26, 2007, the Company granted options to its NEOs with an exercise price of $30, which was the fair market value on the date of grant. These options vest one third each year on the anniversary of the grant date. On March 1, 2007, the Company granted performance shares to its NEOs at a fair market value per Share of $29.61. These Shares vest on March 1, 2011. The amount which vests depends on the achievement of certain performance targets. See “Compensation Discussion and Analysis— Executive Compensation Program Elements” for a detailed discussion of the performance targets.

Base salaries form the basis for other compensation awards. Specifically, the target cash bonus is expressed as a percentage of salary and the total cash compensation, salary plus cash bonus, is the basis for the target percentage of LTI granted to the Company’s executives.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows information concerning unexercised options, stock that has not vested, and equity investment plan awards for the NEOs outstanding as of December 31, 2007.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4) (5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul S. Giordano (1)	34,929	34,930	—	20.50	3/9/2011	141,175	549,171	—	—
	20,499	40,997			3/8/2012	76,419	297,270	—	—
	21,645	64,936			3/7/2013
	21,394	64,184			3/5/2014
	36,112	108,337			3/4/2015
	40,834	81,666	—	30.00	2/26/2017
David P. Shea	11,523	23,046	—	30.00	2/26/2017	12,195	47,439	—	—
	—	—	—	—	—	34,836	135,512	—	—
Edward B. Hubbard	11,211	22,420	—	30.00	2/26/2017	12,195	47,439	—	—
	—	—	—	—	—	33,891	131,836	—	—
Claude LeBlanc	2,834	5,666	—	30.00	2/26/2017	4,492	17,474	—	—
	—	100,000	—	4.50	9/1/2017	8,566	33,322	—	—
Michael Rego	4,584	9,166	—	30.00	2/26/2017	7,561	29,412	—	—
	—	—	—	—	—	13,856	53,900	—	—

(1)

To align Mr. Giordano’s interests with the results of the Company and its Shareholders, Mr. Giordano’s historical XL Capital equity awards, solely those awards that remained as unvested restricted Shares and unexercised options, were surrendered and cancelled by XL Capital, and Mr. Giordano received options to purchase Shares, restricted Shares and a cash-based long-term incentive award from SCA (the “Exchange”).

(2)

Each option award acquired by Mr. Giordano pursuant to the Exchange has the term set forth in the table and has the following vesting provisions: options with an expiration date of 2011 vest in 2 equal annual installments (at a rate of 50% per year), options with an expiration date of 2012 vest in 3 equal annual installments (at a rate of 33% per year), and options with an expiration date of 2013 or greater vest in 4 equal annual installments (at a rate of 25% per year), each from the date of grant. All NEO’s options with an expiration date of 2017 vest in 3 equal annual installments (at a rate of 33% per year). Vesting dates for each option award can therefore be calculated accordingly.

(3)

In connection with the IPO, the NEOs received IPO Awards in the form of restricted Shares, which will vest on the fifth anniversary of the date of grant (August 4, 2011) with the following acceleration features: (a) one-third of the restricted Shares will vest on the third anniversary of the date of grant if the consolidated Operating ROE of the Company for the immediately preceding calendar year equals or exceeds 10%, (b) one-third of the restricted Shares will vest on the fourth anniversary of the date of grant if the consolidated Operating ROE of the Company for the immediately preceding calendar year equals or exceeds 10%, and (c) all IPO

Awards will vest upon a change in control or the termination of the service of the employee due to his or her death, disability or retirement.

(4)

In connection with the Exchange, Mr. Giordano received 110,184 restricted Shares. Each restricted Share grant has the following vesting provisions: 4,692 restricted Shares vest 100% on December 4, 2008, and the remainder of the restricted Shares obtained in connection with the Exchange vest in 4 equal installments (at a rate of 25% per year) from the date of grant. In addition, Mr. Giordano received an IPO Award in the form of 58,537 restricted Shares with the vesting terms described in footnote (3). Vesting dates for each restricted Share award can therefore be calculated accordingly.

(5)	For all NEO’s preference shares granted in the form of restricted Shares will vest in full on March 1, 2011.

(6)	The closing price of the Shares on December 31, 2007, the last business day of the Company’s fiscal year, was $3.89.

OPTION EXERCISES AND STOCK VESTED IN 2007

Name	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul S. Giordano	—	—	27,546	622,815
David P. Shea	—	—	—	—
Edward B. Hubbard	—	—	—	—
Claude LeBlanc	—	—	—	—
Michael Rego	—	—	—	—

(1)	There were no options exercised in 2007.

(2)

There were no Shares vested for the named executives except for Mr. Giordano. Mr. Giordano had restricted Shares that vested on August 2, 2007. The value of the Shares upon vesting is equal to the number of Shares vested times the closing Share price on the date of vesting of $22.61.

PENSION BENEFITS

There are no amounts to be reported in the Pension Benefits table. Accordingly, this table has been omitted from this proxy statement pursuant to Instruction 5 to Item 402(a)(3) of Regulation S-K.

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information with respect to each defined contribution or other plan that provides for deferral of compensation on a basis that is not tax-qualified for the NEOs during the last fiscal year.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last Fiscal Year End ($)
Paul S. Giordano	98,000	155,975	(1,056)	—	429,103
David P. Shea	102,552	79,161	(5,222)	—	1,528,039
Edward B. Hubbard	43,281	76,632	(1,420)	—	609,677
Claude LeBlanc	—	—	—	—	—
Michael Rego	—	—	—	—	—

(1)	See footnote 4 to the Summary Compensation Table regarding the extent to which the amounts appearing in this column are reported in that table.

(2)

Other than with respect to Mr. Giordano, the majority of the amounts appearing in this column represent deferred cash awards which were granted in March 2006. These deferred cash awards vest in 4 equal annual installments (at 25% per year) from the date of grant (March 2006) and have no performance factor. The amounts appearing in this column represent Company contributions to the Deferred Compensation Program (as defined below). (See Other Annual Compensation from Summary Compensation Table for more detail with respect to the amounts in this column.)

(3)	No amounts appearing in this column are reflected in the Summary Compensation Table, as no investments have preferential performance or interest rates applicable to them.

Compensation plans are based on Company prescribed contribution rates that are established for all participating employees. Aggregate earnings are based on the performance of the underlying mutual funds chosen by the executive from a prescribed list of choices sponsored by the Company through a third-party vendor. No preferential performance or interest rates are accorded any of the investments that executives have in the SCA Holdings US Inc. Deferred Compensation Program (the “Deferred Compensation Program”) therefore no earnings on these plans are reported in the Summary Compensation Table.

Participants are allowed to defer both salary and bonus into the Deferred Compensation Program, up to the limits established by the Internal Revenue Service. All participants in the Deferred Compensation Program are required to have on file with the Company a payout election form indicating the terms chosen by the participant for payout at the time of termination or retirement. No executive is allowed to take a loan from the Company or against their outstanding plan balance and any other distribution that does not adhere to the executive’s payout election form must first be approved by the Compensation Committee. No NEOs have taken any withdrawals from their outstanding plan balances in 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below and the discussion that follows describes the potential payments and benefits under the Company’s compensation and benefit plans payable to each named executive officer upon death or disability, change in control, including the acquisition of 30% or more of the Company’s Shares, a merger, consolidation or similar transaction, a sale of substantially all of the assets of the Company, a liquidation or sale of the Company or a change in a majority of the Board members (a “Change in Control”) or other termination events. The estimated amount of compensation payable to each named executive in each situation listed below assumes that the termination and/or Change in Control occurred on December 31, 2007 and that the Company’s Shares were valued at $3.89, the closing price of the Company’s Shares as of such date. The actual amount of any payment or benefit can only be determined as of the date of termination and/or Change in Control and may vary from the estimated amounts listed below. Descriptions of the circumstances that would trigger payments or benefits to our named executive officers, how such payments or benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such agreements and plans, as well as other material assumptions made in calculating the estimated compensation, follow the table below.

	Cash Payment	Stock Options	Restricted Shares		LTIP		Total
Paul S. Giordano
Death/Disability	$1,080,000	$0	$846,441	(1)	$716,667	(2)	$2,643,108
Without Cause (prior to Change in Control)	$2,400,000	$0	$0		$716,667		$3,116,667
Without Cause (following Change in Control; for Good Reason or in connection with Change in Control)	$4,800,000	$0	$846,441		$1,075,000		$6,721,441
With Cause or other Voluntary Termination	$0	$0	$0		$0		$0
Edward B. Hubbard
Death/Disability	$537,500	$0	$179,275		$928,413		$1,645,188
Without Cause (prior to Change in Control)	$1,312,500	$0	$0		$928,413		$2,240,913
Without Cause (following Change in Control; for Good Reason or in connection with Change in Control)	$2,250,000	$0	$179,275		$1,392,620		$3,821,895
With Cause or other Voluntary Termination	$0	$0	$0		$0		$0
David P. Shea
Death/Disability	$552,500	$0	$182,951		$799,343		$1,534,794
Without Cause (prior to Change in Control)	$1,347,500	$0	$0		$799,343		$2,146,843
Without Cause (following Change of Control; for Good Reason or in connection with Change in Control)	$2,310,000	$0	$182,951		$1,199,015		$3,691,966
With Cause or other Voluntary Termination	$0	$0	$0		$0		$0
Claude LeBlanc
Death/Disability	$625,000	$0	$50,796		$677,966		$1,543,893
Without Cause (prior to Change in Control)	$1,050,000	$0	$0		$677,966		$1,727,966
Acceleration of vesting upon Change in Control	$1,950,000	$0	$50,796		$1,016,950		$3,207,877
With Cause or other Voluntary Termination	$0	$0	$0		$0		$0
Michael Rego
Death/Disability	$0	$0	$83,312		$537,623		$620,935
Without Cause (prior to Change in Control)	$0	$0	$0		$537,623		$537,623
Acceleration of vesting upon Change in Control	$0	$0	$83,312		$806,435		$889,747
With Cause or other Voluntary Termination	$0	$0	$0		$0		$0

(1)	Based on the closing price of the Shares on December 31, 2007

(2)	Vesting at a target amount percentage of 125% based on the performance of the Company as of December 31, 2007

Paul S. Giordano Employment Agreement

The Company has entered into an employment agreement with one of its named executive officers, Paul S. Giordano, to serve as President and Chief Executive Officer of the Company.

Mr. Giordano’s employment agreement provides for (i) a specified base salary of not less than $600,000, which is subject to annual review and may be increased by the Compensation Committee, (ii) an annual bonus pursuant to the Company’s incentive compensation plan as determined by the Compensation Committee with an annual target bonus equal to 200% of his base salary, (iii) reimbursement for or payment of certain travel and other expenses, and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The original term of employment is scheduled to expire on August 4, 2009 and will continue to be automatically extended for successive one year periods unless the Company or Mr. Giordano provides written notice that the term is not to be extended at least three months prior to the then scheduled expiration date. It is also the intention of the parties that Mr. Giordano will serve on our Board. Mr. Giordano has agreed to certain confidentiality, non-competition and non-solicitation provisions. The Company’s obligations under Mr. Giordano’s employment agreement are guaranteed by SCA Holdings US Inc. and XLFA.

A more detailed narrative of certain key provisions of Mr. Giordano’s employment agreement and the potential payments upon termination or Change in Control of the Company pursuant to Mr. Giordano’s employment agreement outlined in the table above are as follows:

Termination Due to Death or Disability

Mr. Giordano’s employment agreement provides that, in the event of the termination of his employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability:

(i)

Mr. Giordano (or in the case of death, his spouse or estate) shall be entitled to receive his then current base salary through the end of the six month period after the month in which his employment is terminated;

(ii)

Mr. Giordano (or his estate) shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of termination in an amount determined by the Compensation Committee (but not less than a pro rata portion of his average annual bonus for the immediately preceding three years);

(iii)

Mr. Giordano (or his estate) shall also be entitled to his vested accrued benefits under any employment benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued;

(iv)	Mr. Giordano shall be entitled to continued medical benefit plan coverage for his dependents (and himself, in the event of disability) for a period of six months.

Under the terms of the agreements pursuant to which the options and restricted Shares were issued, they immediately vest upon the occurrence of Mr. Giordano’s death or disability. Additionally, pursuant to the terms of the Company’s LTIP, upon Mr. Giordano’s death or disability, termination without cause (as discussed below) or a Change in Control his awards under the LTIP will vest at a percentage based on the performance of the Company versus the relevant performance metric at the time of termination, but not less than the target amount.

Termination Without Cause

In the event of termination of Mr. Giordano’s employment by the Company without Cause (as defined in the employment agreement) or by Mr. Giordano if he is assigned duties materially inconsistent with his position, Mr. Giordano shall be entitled to his then current base salary through the date on which termination occurs and:

(i)	a cash lump sum equal to two times his then current base salary;

(ii)

a cash lump sum payment equal to one times the higher of the targeted annual bonus for the year of such termination or the average of his annual bonus for the three years immediately preceding the year of termination provided he executes a release of claims against the Company;

(iii)	any annual bonus awarded but not yet paid;

(iv)

his vested accrued benefits under any employment benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued; and

(v)	continued medical benefit coverage for him and his dependents for a period of 24 months.

Termination Without Cause Following a Change in Control; For Good Reason; or In Connection with a Change in Control

In the event of termination of Mr. Giordano’s employment (a) by the Company without Cause within the 24-month period following a Change in Control (as defined in his employment agreement (the “Giordano Post-Change Period”)), (b) by Mr. Giordano for Good Reason (as defined in the employment agreement) during the Giordano Post-Change Period or (c) by the Company within one year prior to a Change in Control and it is reasonably demonstrated that such termination was either at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or otherwise arose in connection with or in anticipation of the Change in Control, then Mr. Giordano shall be entitled to his then current salary through the date on which termination occurs and:

(i)	a cash lump sum payment equal to two times his then current base salary;

(ii)

a cash lump sum payment equal to two times the higher of (1) the average of his annual bonus for the three years immediately preceding the year in which the Change in Control occurs and (2) his target annual bonus for the year of termination;

(iii)

an amount equal to the higher of (1) his annual bonus actually awarded in the year immediately preceding the year in which the Change in Control occurs or (2) the targeted annual bonus that would have been awarded to him for the year of such termination, pro rated by a fraction based on the number of months or fraction thereof in which Mr. Giordano was employed by the Company in the year of termination;

(iv)	accelerated vesting of his rights under any retirement plans and with regard to any stock options or other rights with respect to equity securities of the Company held by him; and

(v)	Mr. Giordano shall also be entitled to continue the medical benefit plan coverage for himself and his dependents for a period of 24 months.

Mr. Giordano will also be entitled to continue to exercise stock options for three years after termination of employment. In addition, Mr. Giordano will be entitled to gross-up payments in event excise taxes on his payments or other benefits are imposed under Section 280G of the Code.

Termination With Cause or Other Voluntary Termination

If Mr. Giordano is terminated by the Company with Cause or if Mr. Giordano voluntarily terminates his employment, he shall be entitled to:

(i)	his then current base salary through the date on which termination occurs;

(ii)

continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by Mr. Giordano in accordance with the terms of the plans under which such options or equity securities were issued; and

(iii)

his vested accrued benefits under any employee benefit programs in the case of voluntary termination and, if such programs expressly provide for such benefits, in the case of termination by the Company with Cause.

Housing Allowance

The employment agreement also provides for the payment to Mr. Giordano of a monthly housing allowance in an amount equal to $5,000 per month through July 1, 2008. If Mr. Giordano’s employment is terminated by the Company without Cause, due to his disability, by him for Good Reason during the Giordano Post-Change Period or by Mr. Giordano following the assignment to him of duties that are materially inconsistent with his position, he will receive a lump sum payment equal to the amount of any remaining housing allowance payments scheduled to be paid for the twenty-four months following such termination of employment. If Mr. Giordano had been terminated for any of these reasons on December 31, 2007, the last day of the Company’s fiscal year, Mr. Giordano would have been entitled to a lump sum payment of $120,000. In the event Mr. Giordano’s employment terminates due to his death, his spouse or estate will continue to receive monthly housing allowance payments through the remainder of the housing payment period or until his principal residence is sold, whichever is earlier.

Other Employment Agreement Provisions

The employment agreement also provides that the Company will reimburse Mr. Giordano, on an after-tax basis, for any loss incurred by him on a sale of his principal residence in Connecticut which occurs prior to June 30, 2010 and prior to his termination of employment. For this purpose, any loss will be measured by the excess of the purchase price paid by him for the principal residence over the higher of the sale price received by him or the average of two independent appraisals of the fair market value of the principal residence as of the date of execution of the applicable purchase and sale agreement. In the event Mr. Giordano’s employment is terminated by the Company without Cause, due to his disability, by him for Good Reason during the Giordano Post-Change Period or by Mr. Giordano following the assignment to him of duties that are materially inconsistent with his position, the period during which he will be protected against loss will not end until the earlier of twenty-four months following such termination of employment or June 30, 2010. In the event Mr. Giordano’s employment terminates due to his death, the period of loss protection will continue through June 30, 2010, and any reimbursement for loss will be paid to his spouse or estate. The cost of any appraisals required will be paid by the Company.

The employment agreement also provides for indemnification of Mr. Giordano by the Company to the maximum extent permitted by applicable law and our charter documents and requires that the Company maintain directors’ and officers’ liability coverage in an amount equal to at least $25,000,000 for him.

Claude LeBlanc Employment Agreement

See “Compensation Discussion and Analysis—Mr. LeBlanc’s Employment Agreement” for a discussion of the principal terms of his agreement, other than the termination and change in control provisions.

Termination Due to Death or Disability

Mr. LeBlanc’s employment agreement provides that, in the event of the termination of his employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability:

(i)

Mr. LeBlanc (or in the case of death, his spouse or estate) shall be entitled to receive his then current base salary through the end of the six month period after the month in which his employment is terminated;

(ii)

Mr. LeBlanc (or his estate) shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of termination in an amount determined by the Compensation Committee (but not less than a pro rata portion of his average annual bonus for the immediately preceding three years or the period of Mr. LeBlanc’s employment with the Company, if less) and reimbursement of all business expenses incurred prior to such termination;

(iii)

Mr. LeBlanc (or his estate) shall also be entitled to his vested accrued benefits under any employment benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued;

(iv)	Mr. LeBlanc (and his dependents) shall be entitled to continued medical benefit plan coverage for his dependents for a period of six months.

Termination With Cause or Other Voluntary Termination

If Mr. LeBlanc is terminated by the Company with Cause or if Mr. LeBlanc voluntarily terminates his employment, he shall be entitled to:

(i)	his then current base salary through the date on which termination occurs;

(ii)

continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by Mr. LeBlanc in accordance with the terms of the plans under which such options or equity securities were issued; and

(iii)

his vested accrued benefits under any employee benefit programs in the case of voluntary termination and, if such programs expressly provide for such benefits, in the case of termination by the Company with Cause.

Termination Without Cause

In the event of termination of Mr. LeBlanc’s employment by the Company without Cause (as defined in Mr. LeBlanc’s employment agreement) or by Mr. LeBlanc’s if he is assigned duties materially inconsistent with his position or non-renewal of his employment agreement by SCA, Mr. LeBlanc’s shall be entitled to his then current base salary through the date on which termination occurs and:

(i)	a cash lump sum equal to two times his then current base salary;

(ii)

a cash lump sum payment equal to one times the higher of the targeted annual bonus for the year of such termination or the average of his annual bonus for the three years immediately preceding the year of termination (or such shorter period as may be applicable) provided he executes a release of claims against the Company;

(iii)	any annual bonus awarded but not yet paid and reimbursement of business expenses incurred prior to termination of employment;

(iv)

continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by Mr. LeBlanc in accordance with the terms of the plans under which such options or equity securities were issued;

(v)	his vested accrued benefits under any employee benefit programs determined in accordance with the terms of such programs; and

(vi)	continued medical benefit coverage for a period of 24 months.

Termination Without Cause Following a Change in Control; For Good Reason or In Connection with a Change in Control

In the event of termination of Mr. LeBlanc’s employment (a) by the Company without Cause within the 24-month period following a Change in Control (as defined in his employment agreement (the “LeBlanc Post-Change Period”)), (b) by Mr. LeBlanc for Good Reason (as defined in his employment agreement) during the LeBlanc Post-Change Period, or (c) by the Company within one year prior to a Change in Control and it is reasonably demonstrated that such termination was either at the request of a third party who had taken steps reasonably calculated or intended to effect a Change in Control or otherwise arose in connection with or in anticipation of the Change in Control, then Mr. LeBlanc shall be entitled to his then current salary through the date on which termination occurs and:

(i)	a cash lump sum payment equal to two times his then current base salary;

(ii)

a cash lump sum payment equal to two times the higher of (1) the average of his annual bonus for the three years (or, if less, his period of employment) immediately preceding the year in which the Change in Control occurs and (2) his target annual bonus for the year of termination;

(iii)

an amount equal to (i) the higher of (1) the bonus actually awarded to Mr. LeBlanc by the Company for the year immediately preceding the year in which the Change in Control Occurs or (2) the targeted amount of bonus that would have been awarded to Mr. LeBlanc in respect of the year in which the termination of employment occurs, multiplied by (ii) a fraction, the numerator of which is the number of months or fraction thereof in which Mr. LeBlanc was employed by the Company in the year of termination of employment, and the denominator of which is 12;

(iv)

accelerated vesting of his rights under any retirement plans and with regard to any stock options or other rights with respect to equity securities of the Company held by him (which shall remain exercisable for a period of three years following termination); and

(v)	continued medical benefit plan coverage for a period of 24 months.

Employment Agreements of Edward B. Hubbard and David P. Shea

The Company has also entered into employment agreements with the following NEOs: Edward B. Hubbard to serve as the President and Chief Operating Officer of XLCA, a wholly-owned subsidiary of the Company, and David P. Shea to serve as Executive Vice President and Chief Financial Officer of the Company.

Each employment agreement provides for (i) a specified base salary (which is initially not less than $375,000 in the case of Mr. Hubbard and $385,000 in the case of Mr. Shea) and is subject to annual review and may be increased by the Company’s Compensation Committee, (ii) an annual bonus pursuant to our incentive compensation plan as determined by the Compensation Committee with an annual target bonus equal to 150% of the executive’s base salary, (iii) reimbursement for or payment of certain travel expenses, and (iv) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. The original term of each employment agreement is scheduled to expire on August 4, 2009 and will continue to be automatically extended for successive one year periods unless the Company or the executive provides written notice that the term is not to be extended, as provided in each agreement. Each executive has agreed to certain confidentiality, non-competition and non-solicitation provisions. The Company’s obligations under each employment agreement are guaranteed by SCA Holdings US Inc. and XLFA.

The potential payments upon termination or change in control of the Company pursuant to each employment agreement are as follows:

Termination Due to Death or Disability

Each employment agreement provides that, in the event of the termination of the executive’s employment prior to the expiration date of the employment agreement (after giving effect to any extensions thereof) by reason of death or disability:

(i)

the executive (or in the case of death, his spouse or estate) shall be entitled to receive his then current base salary through the end of the six month period after the month in which his employment is terminated;

(ii)

the executive (or his estate) shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of termination in an amount determined by the Compensation Committee (but not less than a pro rata portion of his average annual bonus for the immediately preceding three years);

(iii)	the executive (or his estate) shall also be entitled to his vested accrued benefits under any employment benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued; and

(iv)	the executive shall be entitled to continued medical benefit plan coverage for the executive and his immediate family for a period of six months.

In the event the employment of either Messrs. Hubbard or Shea was terminated on December 31, 2007, the last business day of the Company’s fiscal year, by reason of death or disability, the value of the estimated potential payments that Messrs. Hubbard or Shea would be entitled to receive are described in the table above. Under the terms of the agreement pursuant to which the restricted Shares were issued, they immediately vest upon the occurrence of the death or disability of either Messrs. Hubbard or Shea. Additionally, pursuant to the terms of the Company’s LTIP, upon the death or disability of either Messrs. Hubbard or Shea their respective awards under the LTIP will vest at a percentage based on the performance of the Company versus the relevant performance metric at the time of termination.

Termination Without Cause

In the event of termination of the executive’s employment by the Company without Cause (as defined in each employment agreement), including termination of employment following the Company’s issuance of a notice of nonrenewal of the employment agreement, or by the executive if he is assigned duties materially inconsistent with his position (but such assignment does not constitute “Good Reason”, as defined in each employment agreement), the executive shall be entitled to his then current base salary through the date on which termination occurs and:

(i)	a cash lump sum equal to two times his then current base salary;

(ii)

a cash lump sum payment equal to one times the higher of the targeted annual bonus for the year of such termination or the average of his annual bonus for the three years immediately preceding the year of termination;

(iii)	any annual bonus awarded but not yet paid;

(iv)

the executive shall also be entitled to his vested accrued benefits under any employment benefit programs, continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by him in accordance with the terms of the plans under which such options or other rights were issued; and

(v)	the executive shall be entitled to continued medical benefit plan coverage for the executive and his immediate family members for a period of 24 months.

Additionally, pursuant to the terms of the Company’s LTIP, if of either of Messrs. Hubbard or Shea were terminated without Cause their respective awards under the LTIP will vest at a percentage based on the performance of the Company versus the relevant performance metric at the time of termination.

Termination Without Cause Following a Change in Control; For Good Reason; or In Connection with a Change in Control

In the event of termination of the executive’s employment (a) by the Company without Cause within the 24-month period following a Change in Control (as defined in his employment agreement (the “Senior Executive Post-Change Period”)), (b) by the executive for Good Reason (as defined in the employment agreement) during the Senior Executive Post-Change Period or (c) by the Company (other than for Cause) within one year prior to a Change in Control and it is reasonably demonstrated that such termination arose in connection with a Change in Control, then the executive shall be entitled to his then current salary through the date on which termination occurs and:

(i)	a cash lump sum payment equal to two times his then current base salary;

(ii)

a cash lump sum payment equal to two times the higher of (1) the average of his annual bonus for the three years immediately preceding the year in which the Change in Control occurs and (2) his target annual bonus for the year of termination;

(iii)

an amount equal to the higher of (1) his annual bonus actually awarded in the year immediately preceding the year in which the Change in Control occurs or (2) the targeted annual bonus that would have been awarded to him for the year of such termination, pro rated by a fraction based on the number of months or fraction thereof in which the executive was employed by the Company in the year of termination;

(iv)	accelerated vesting of his rights under any retirement plans and with regard to any stock options or other rights with respect to equity securities of the Company held by him; and

(v)

the executive shall also be entitled to continue the medical benefit plan coverage for himself and his immediate family for a period of 24 months (which ceases if the executive becomes eligible to receive medical benefits from another employer).

The executive will also be entitled to continue to exercise stock options for three years after termination of employment. In addition, the executive will be entitled to gross-up payments in event excise taxes on his payments or other benefits are imposed under Section 4999 of the Code. Additionally, pursuant to the terms of the Company’s LTIP, upon the occurrence of a Change in Control each of Messrs. Hubbard’s and Shea’s awards under the LTIP will vest at a percentage based on the performance of the Company versus the relevant performance metric at the time of termination.

Termination With Cause or Other Voluntary Termination

If the executive is terminated by the Company with Cause or if the executive voluntarily terminates his employment, he shall be entitled to:

(i)	his then current base salary through the date on which termination occurs;

(ii)

continued rights with regard to any stock options or other rights with respect to equity securities of the Company held by the executive in accordance with the terms of the plans under which such options or equity securities were issued; and

(iii)

his vested accrued benefits under any employee benefit programs in the case of voluntary termination and, if such programs expressly provide for such benefits, in the case of termination by the Company with Cause.

Other Employment Agreement Provisions

Each employment agreement also provides for indemnification of the executive by the Company to the maximum extent permitted by applicable law and the Company’s charter documents and requires the Company to maintain directors’ and officers’ liability coverage in an amount equal to at least $30,000,000.

Mr. Rego

Mr. Rego does not have an employment agreement with the Company, however there are provisions in certain of the Company’s compensation plans that would result in potential payments upon termination or change in control to Mr. Rego. Those provisions are summarized below.

(a)	IPO Awards—Pursuant to the provisions of the 2006 Long Term Incentive and Share Award Plan (the “Plan”) and the related Restricted Share Agreements that the Company entered into with each employee that received an IPO Award, the IPO Awards vest immediately upon the occurrence of a Change in Control (as defined in the Plan), or upon the death, disability or Retirement of Mr. Rego. For these purposes, “Retirement” means the termination of employment by Mr. Rego after the sum of his age and full years of continuous service with the Company exceeds 65.

(b)

LTIP Awards—Pursuant to the Company’s LTIP, upon the occurrence of (1) a Change in Control (as defined in the Plan), (2) the death or disability of Mr. Rego or (3) the termination of Mr. Rego without Cause (as defined in the relevant LTIP agreement), LTIP awards will immediately vest and the relevant cash payment will be payable. For LTIP awards with performance metrics applicable to them, the relevant award will vest at a percentage based on the performance of the Company versus the relevant performance metric at the time of termination.

Termination Due to Death or Disability

In the event the employment of Mr. Rego was terminated on December 31, 2007, the last business day of the Company’s fiscal year, by reason of death or disability, the value of the estimated potential payments Mr. Rego would be entitled to receive in connection with the plans referred to in (a) and (b) above are detailed in the table above.

Termination Without Cause

In the event of termination of Mr. Rego’s employment by the Company without Cause (as defined in the relevant LTIP agreement) the value of the estimated potential payments Mr. Rego would be entitled to receive in connection with the plans referred to in (a) and (b) above are detailed in the table above.

Acceleration of Vesting Upon a Change in Control

In the event of a Change in Control (as defined in the Plan) the value of the estimated potential payments to be received by Mr. Rego in connection with the plans referred to in (a) and (b) above are detailed in the table above.

AUDIT COMMITTEE REPORT

Based on the Audit Committee’s review of the audited financial statements, its discussions with management regarding the audited financial statements, its receipt of written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1, its discussions with the Independent Auditor regarding such auditor’s independence, the matters required to be discussed by the statement on Auditing Standards No. 61 and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the Company’s audited financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for such fiscal year for filing with the SEC.

Audit Committee
Coleman D. Ross (Chairman)
E. Grant Gibbons
Mary R. Hennessy

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Company’s fees for services performed by PricewaterhouseCoopers LLP the Company’s independent registered public accounting firm during the fiscal years 2006 and 2007 were as follows:

(dollars in thousands)	2007	2006
Audit Fees(1)	$2,378,750	$2,422,000
Audit-related fees(2)	16,000	132,000
Tax Fees(3)	41,751	25,000
All other fees(4)	1,626	1,500

Total	$2,438,127	$2,580,500

(1)

Audit fees were for professional services rendered primarily in connection with the audit and quarterly review of the consolidated financial statements and other attestation services that comprised the audits for insurance statutory and regulatory purposes in various jurisdictions in which the Company operates and the provision of certain opinions relating to the Company’s filings with the SEC. Also includes fees related to comfort letters and fees for non-recurring services related to filings in connection with the Company’s secondary offering, offering of Series A preference shares and initial public offering.

(2)	Audit-related fees were primarily related to consents and comfort letters issued in connection with insurance transactions.

(3)	Tax fees were for professional services rendered for tax assistance and counsel in connection with a tax accounting election.

(4)	All other fees related to products and services primarily related to access to on-line accounting and research resources.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the Independent Auditor. The Audit Committee will annually review and pre-approve the audit, review, attestation and permitted non-audit services to be provided during the next audit cycle by the Independent Auditor. To the extent practicable, the Audit Committee or the Chairman of the Audit Committee will also review and approve a budget for such services. Services proposed to be provided by the Independent Auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or the Chairman of the Audit Committee. All requests or applications for the Independent Auditor to provide services to the Company shall be submitted to the Audit Committee or the Chairman of the Audit Committee. All fees for audit-related, tax and other services were pre-approved by the Audit Committee in 2007.

The Audit Committee considered whether the provision of non-audit services performed by the Independent Auditor is compatible with maintaining the Independent Auditor’s independence during 2007. The Audit Committee concluded in 2007 that the provision of these services was compatible with the maintenance of Independent Auditor’s independence in the performance of its auditing functions during 2007.

MATTERS SCHEDULED TO BE VOTED ON AT THE
ANNUAL GENERAL MEETING TO BE HELD ON MAY 20, 2008:

I. ELECTION OF DIRECTORS

At the Annual General Meeting, three Class II Directors are to be elected to hold office until the 2011 Annual General Meeting of Shareholders. The three nominees are currently serving as Directors and were appointed or elected in accordance with the Company’s Bye-Laws. Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, age, principal occupation and other information concerning each Director are set forth below.

Nominees

Nominees for Class II Directors for terms to expire in 2011

Mary R. Hennessy, age 55, has been a Director of the Company since August 2006. Ms. Hennessy is an independent consultant in the insurance industry. From 2004 to 2007 she has been a member of the Board, the Audit Committee and the Corporate Governance and Nominating Committee of Bristol West Holdings, Inc. From 2000 to 2002 she was Chief Executive Officer and the President, as well as a member of the board of directors of Overseas Partners, Ltd. Prior to that time she held various positions at TIG Holdings (including President and Chief Operating Officer) as well as at American Re Corporation and its subsidiaries. She is also a former director of Annuity and Life Re (Holdings), LTD, an insurer based in Bermuda.

Coleman D. Ross, age 65, has been a Director of the Company since August 2006. Mr. Ross is a certified public accountant and also has served on the boards of directors of Pan-American Life Insurance Company and NCCI Holdings, Inc. (National Council on Compensation Insurance) since July 2006 and May 2004, respectively. He was Executive Vice President and Chief Financial Officer of The Phoenix Companies, Inc. (life insurance and asset management) from April 2002 through December 2003 and Trenwick Group Ltd. (property-casualty reinsurance) from June 2000 through March 2002. Prior to his retirement from PricewaterhouseCoopers LLP in 1999, Mr. Ross was an audit engagement partner for insurance, banking, and other financial services clients and had been Chairman and Managing Partner of Price Waterhouse’s insurance practice.

Fred Corrado, age 67, was appointed by the Board on April 9, 2008 as a Class II Director to fill the vacancy created by the resignation, without conflict, of Brian M. O’Hara from the Board on November 26, 2007. Mr. Corrado has over forty years experience in finance, general management and corporate governance. Mr. Corrado currently serves as Director and Audit Committee Chair of Novell, Inc. (since November 2002). He is a member of the Approval Corporation Advisory Board of Directors (since 2005), a Director of the New Jersey Performing Arts Center (since 1999) and is a Business Strategy, Acquisitions and Integration Consultant (since 2002). From 1987 to 2002 Mr. Corrado worked for Great Atlantic & Pacific Tea Co., Inc. (most recently as Vice Chairman Board of Directors and CFO from 1992 to 2002). From 1973 to 1987 Mr. Corrado worked for Nabisco Brands. He held the title of President, COO of Nabisco Brands Limited from 1984 to 1986, and was a Member of its board of directors from 1984 to 1986. From 1998 to 2006 he served as Director, Member Executive Committee and Chair Finance Committee of Covenant House. Mr. Corrado is a CPA NY State, a Member of AICPA and NYSSCPA, a Member of FEI and former Chairman of their CFO Financial Advisory Council.

Your Board of Directors recommends that Shareholders
vote FOR all of the Class II nominees.

Continuing Directors

Class I Directors whose terms expire in 2010

Paul S. Giordano, age 45, has been a Director of the Company since its formation and Chairman and Chief Executive of XLCA since March 2005 and March 2006, respectively. Mr. Giordano previously served as Executive Vice President and Chief Executive of Financial Products and Services Operations of XL Capital. Mr. Giordano previously served as General Counsel of XL Capital from January 1997 to November 2004. Mr. Giordano has also been a director of Primus Guaranty Ltd. since May 2005. Mr. Giordano was in private law practice at Cleary, Gottlieb, Steen & Hamilton and Clifford Chance in New York and London prior to joining XL Capital.

Robert M. Lichten, age 67, has been a Director of the Company since August 2006. Mr. Lichten has been a Director of XLCA since 2000. Mr. Lichten has been Co-Chairman of Inter-Atlantic Group since 1994 and is a member of the firm’s investment committee. Mr. Lichten is a director of Inter-Atlantic Financial, Inc. Mr. Lichten has been a Director of SeaPass Solutions Inc. since 2006. Mr. Lichten is a Director of Governance Metrics International, a corporate governance rating agency. Mr. Lichten also served as Co-Chairman of Guggenheim Securities LLC, formerly Inter-Atlantic Securities Corp., LLC, the former NASD broker-dealer operation of Inter-Atlantic Group, until 2003. Previously, Mr. Lichten was Managing Director at both Salomon Smith Barney Inc. and Lehman Brothers Inc., where he concentrated on capital raising and providing merger and acquisition advisory services to financial institutions. Mr. Lichten was also formerly Executive Vice President of The Chase Manhattan Bank. During his 22 years at Chase he was a senior corporate banker and was in charge of worldwide capital planning. Mr. Lichten also served as Chief of Staff of the Asset- Liability Management Committee and President of The Chase Investment Bank. Mr. Lichten is a former trustee of Manhattan College, a former Director of Annuity & Life Re (Holdings), LTD, and a former Director and President of the Puerto Rico USA Foundation, a cooperative effort between the Commonwealth of Puerto Rico and numerous multi-national corporations.

Paul E. Hellmers, age 51, was appointed by the Board on April 9, 2008 as a Class I Director to fill the vacancy created by the resignation, without conflict, of Alan Z. Senter from the Board on December 27, 2007. Mr. Hellmers has over 25 years of diverse investment banking, real estate, insurance and general management experience. Since 2004 Mr. Hellmers has served as the Co-Chairman of the Board of Directors and Executive Director of Phoenix Four, Inc. From 1998 to 2002 Mr. Hellmers served as President and Chief Executive Officer of Centre Solutions (Bermuda) Ltd. From 1995 to 1998 he served as Managing Director and co-founder of Zurich Structured Finance. From 1990 to 1995 Mr. Hellmers served as a principal for Morgan Stanley & Co., Inc. in the Fixed Income Division; Structured Finance and Real Estate Debt Capital Markets group and from 1980 to 1989 in the Investment Banking Division, Capital Markets Group where he was a founding member of the interest rate and currency swap group.

Class III Directors whose terms expire in 2009

Michael P. Esposito, Jr., age 68, has been a Director of the Company since its formation and the Chairman of the Company’s Board since March 2006. Mr. Esposito served as Chairman of the Board of XL Capital from 1995 to 2007 and a Director of XL Capital from 1986 to 2007. Mr. Esposito has served as Chairman and a director of Primus Guaranty Ltd since March 2002. He has also served as a director of Annuity and Life Re (Holdings), LTD. since 1997 and a director of Forest City Enterprises since 1995. Mr. Esposito was Co-Chairman of Inter-Atlantic Capital Partners, Inc. from April 1995 to December 2000. Mr. Esposito served as Chief Corporate Compliance, Control and Administrative Officer of the Chase Manhattan Corporation from 1991 to 1995, having previously served as that company’s Executive Vice President and Chief Financial Officer from 1987 to 1991.

Dr. the Hon. E. Grant Gibbons, age 55, has been a Director of the Company since August 2006. Dr. Gibbons has been a member of the Bermuda parliament since 1994. From 1995 to 1998, Dr. Gibbons served as the Bermuda Minister of Finance and, beginning in 1999, has served as the opposition shadow Minister of Finance. Dr. Gibbons has been the leader of the opposition United

Bermuda Party from 2001 until January 2006. Dr. Gibbons currently serves as a director of Gibbons Management Services Limited, an internal services division of a diversified, privately-held business, as a director of Arlington Tanker Ltd., an international seaborne transporter of crude oil and petroleum products, as Deputy Chairman, Colonial Insurance Co., Ltd., an insurance company operating in Bermuda and throughout the Caribbean, and as a director of several other private companies. Dr. Gibbons is a citizen and resident of Bermuda.

Bruce G. Hannon, age 61, has been a Director of the Company since August 2006. Mr. Hannon served as a Managing Director and Vice Chairman of JPMorgan Chase Bank from 1992 until his retirement in December 2000, and as a Vice President from 1977 to 1988. Also, Mr. Hannon served as a Managing Director of Chemical Bank from 1988 to 1991.

II. APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board is required by law and applicable NYSE rules to be directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s Independent Auditor. The Audit Committee has appointed, subject to Shareholder approval, PricewaterhouseCoopers LLP as the Independent Auditor for the year ending December 31, 2008. In accordance with the Bermuda Companies Act 1981, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the Shareholders for approval.

The Board recommends a vote FOR the proposal to appoint PricewaterhouseCoopers LLP as the Company’s Independent Auditor to audit the Company’s consolidated financial statements for the year ending December 31, 2008. The persons designated as proxies will vote FOR the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditor, unless otherwise directed. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual General Meeting, with the opportunity to make a statement should they choose to do so and are expected to be available to respond to questions, as appropriate.

Your Board of Directors recommends a vote FOR the proposal to appoint
PricewaterhouseCoopers LLP, New York, New York.

III.	PROPOSAL TO APPROVE THE CHANGE OF THE COMPANY’S NAME FROM SECURITY CAPITAL ASSURANCE LTD TO SYNCORA HOLDINGS LTD

In October 2007, the Company called a special general meeting of holders of our Shares to approve the change of the Company’s name from Security Capital Assurance Ltd to Syncora Holdings Ltd. Due to market disruptions, the meeting was adjourned prior to any vote of the Shareholders.

The Board has unanimously approved and hereby submits for Shareholder approval the change of the Company’s name to Syncora Holdings Ltd. In connection with the IPO, XL Capital licensed the XL name to SCA and its subsidiaries until the second anniversary of the IPO. The Board has determined that it is in the best interest of the Company and its Shareholders to re-brand the business of the Company under the name “Syncora Holdings Ltd.”

Shareholders will not be required to submit their stock certificates for exchange as a result of this proposed name change. Following the effective date of the amendment changing the Company’s name, all new stock certificates issued by the Company will be overprinted with the Company’s new name.

If Shareholders approve the proposal at the Annual General Meeting, the Company will implement the name change as soon as reasonably practicable as determined by the Company’s Chief Executive Officer by making the required filing with the Bermuda Registrar of Companies.

The Board recommends a vote FOR the proposal to change the Company’s name from Security Capital Assurance Ltd to Syncora Holdings Ltd. The persons designated as proxies will vote FOR the approval of the name change, unless otherwise directed.

Your Board of Directors recommends a vote FOR approval
of the change of the Company’s name.

IV.	PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY’S MEMORANDUM OF ASSOCIATION IN ORDER TO IMPLEMENT CERTAIN AMENDMENTS TO THE BERMUDA COMPANIES ACT 1981

At the Company’s Annual General Meeting, Shareholders are being asked to approve several amendments to the Company’s Memorandum of Association. This proposal will be brought before the Board prior to the Annual General Meeting and if the Board has adopted and approved these amendments, they will be implemented subject to Shareholders approval.

Amendments

Following changes to the Bermuda Companies Act 1981 in 2006:

•

A company is no longer required to set out in its Memorandum of Association its objects and powers, and can simply adopt unrestricted objects and the capacity and powers of a natural person, which provides greater flexibility. It is proposed that Clause 6 of the Company’s Memorandum of Association be amended to provide the Company with unrestricted objects and the capacity and powers of a natural person, in place of those specific objects currently listed in Clause 6;

•

A company can now own treasury shares (issued shares that have been acquired by the company itself and have not been cancelled but have been held by the company since they were acquired). It is therefore proposed that Clause 7 of the Company’s Memorandum of Association be amended to provide for treasury shares; and

•

The requirement for the Company to have a US$12,000 minimum authorized and issued share capital is no longer applicable. It is therefore proposed that Clause 5 of the Company’s Memorandum of Association be amended by deleting the second sentence under Clause 5, which currently states that the Company’s minimum subscribed share capital is US$12,000.

The text of the proposed amendments to the Company’s Memorandum of Association is included in Annex A to this proxy statement, and we have shown the changes with deletions indicated by brackets and additions indicated by boldface type.

Your Board of Directors recommends a vote FOR approval of
each of the amendments of the Company’s Memorandum of Association.

OTHER MATTERS

While management knows of no other matters to be brought before the Annual General Meeting, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters. If any matter not proper for action at the meeting should be presented, the persons named in the proxy card will vote against consideration of the matter or the proposed action.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL GENERAL MEETING

Shareholder proposals intended for inclusion in the proxy statement for the 2009 Annual General Meeting should be submitted in accordance with the procedures prescribed by Rule 14a-8 promulgated under the Exchange Act and sent to the Company’s Secretary at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda. Such proposals must be received by December 1, 2008.

In addition, a Shareholder may present a proposal at the 2009 Annual General Meeting other than pursuant to Rule 14a-8 promulgated under the Exchange Act. Any such proposal will not be included in the proxy statement for the 2009 Annual General Meeting and must be received by the Company’s Secretary at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda by January 20, 2009. If any such proposal is not so received, such proposal will be deemed untimely and, therefore, the persons appointed by the Board as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

Pursuant to the Company’s Bye-Laws, any Shareholder entitled to attend and vote at any Annual General Meeting may nominate persons for election as Directors if written notice of such Shareholder’s intent to nominate such persons is received by the Company’s Secretary at Security Capital Assurance Ltd, A.S. Cooper Building, 26 Reid Street, Hamilton, HM 11, Bermuda not later than 120 days prior to the anniversary date of the immediately preceding Annual General Meeting. Such notice must include the following information about the proposed nominee: (a) name and address of such person to be nominated, (b) a description of all arrangements or understandings between the Shareholder and each nominee and any person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Shareholder, (c) such other information regarding such nominee proposed by such Shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under the Exchange Act, and (d) the consent of each nominee to serve as a Director of the Company, if elected. Such notice must also include information on the Shareholder making the nomination, including such Shareholder’s name and address as it appears on the Company’s books, a representation that such Shareholder is a holder of record of Shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such nomination and the class and number of Shares of the Company beneficially owned by such Shareholder. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

ANNUAL REPORT FOR 2007

The Company’s annual report to Shareholders for the year 2007, which includes the Company’s 2007 Annual Report on Form 10-K for 2007, is being furnished concurrently with this proxy statement to the persons who were Shareholders of record as of March 25, 2008, the record date for the Annual General Meeting. These materials do not form part of the material for the solicitation of proxies.

As ordered,

Paul S. Giordano
President and Chief Executive Officer

Annex A

Set forth below are Clauses 5, 6 and 7 of the Company’s Memorandum of Association marked to show the changes proposed. Deleted text is shown in [brackets] and inserted text is shown in boldface type.

5.	The authorized share capital of the Company is US$12,000 divided into shares of US$0.01 each. [The minimum subscribed share capital of the Company is US$12,000.00.]

6.	The objects for which the Company if formed and incorporates are–unrestricted.

1.

[to act and to perform all the functions of a holding company in all its branches and to coordinate the policy and administration of (i) and entity or entities wherever incorporated, established or carrying on business which are in any manner directly or indirectly owned or controlled by the Company or by the same entity in any manner directly or indirectly owning or controlling the Company or (ii) any group of which the Company or any such entity owned or controlled by, or under common ownership or control with, the Company is a member;

2.

to acquire by purchase or otherwise, buy own, hold, create, market, design, assemble, manufacture, repair, lease, hire, let, sell, dispose of (with or without consideration or benefit), maintain, improve, develop, manage, invent, build, construct, operate, package and otherwise trade, invest or deal in an with products, financial instruments, goods, and real and personal property of all kinds whatsoever and wheresoever situated, and enter into arrangements for or with respect to any of the foregoing;

3.	to perform, provide, procure, market and deal in services and undertakings of all kinds;

4.	to advise and act as consultants and managers of all kinds and, without limiting the generality of the foregoing, to provide investment and financial advice, consultation and management services;

5.

to research, create, develop, invent, improve, discover, design, collate and draft original works, software, inventions, designs, concepts, formulas, processes, strategies, methodologies and the like, and acquire, build, own, hold, sell, lease, license, dispose of (with or without consideration or benefit), market, franchise, and otherwise exploit and deal in or with all intellectual and intangible property rights pertaining thereto whether registered or not, including but not limited to trade and service marks, trade names, copyrights, computer software, inventions, designs, patents, provisional patents, utility models, trade secrets, confidential information, know how, get-up and any other rights and privileges vesting in or attaching thereto;

6.

to explore for, drill for, mine for, quarry for, move, transport, and refine metals, minerals, fossil fuel, petroleum, hydrocarbon products including, without limiting the generality of the foregoing, oil and oil products, and precious stones of all kinds and to prepare the same for sale or use;

7.

to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence;

8.	to own, manage, operate, act as agents with respect to, build, repair, acquire, own, sell, charter, or deal in ships and aircraft;

9.

to lend to or deposit with any person funds, property or assets and to provide collateral or credit enhancement for loans, leasing or other forms of financing, with or without consideration or benefit;

10.

to create, enter into, undertake, procure, arrange for, acquire by purchase or otherwise, buy, own, hold, sell or otherwise dispose of (with or without consideration or benefit), trade, invest and or otherwise deal in, whether on a speculative basis or otherwise, all and or any kind of (including without limitation all and or any combinations of and all and or any rights or interests under) instrument, agreement, contract, covenant and undertaking, including without

A-1

limiting the generality of the foregoing, derivative instrument, agreement or contract, option, swap option contract, bond, warrant, debenture, equity, forward exchange contract, forward rate contract, future, hedge, security, note, certificate of deposit, unit, guarantee and or financial instrument; and

11.	to carry on any trade or business which can, in the opinion of the board of directors, be advantageously carried on by the Company.]

7.	Powers of the Company

1.	The Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.

2.	The Company shall, pursuant to Section 42 of the Companies Act 1981, have the power to purchase its own shares.

3.	The Company shall, pursuant to Section 42B of the Companies Act 1981, have the power to acquire its own shares to be held as treasury shares.

A-2

PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ▼ PLEASE DETACH PROXY CARD HERE▼

SECURITY CAPITAL ASSURANCE LTD

ANNUAL GENERAL MEETING OF HOLDERS OF COMMON SHARES
TO BE HELD ON MAY 20, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Shares of Security Capital Assurance Ltd hereby appoints Paul S. Giordano, or failing him, Susan Comparato, to be its proxy and to vote for the undersigned on all matters arising at the Annual General Meeting of holders of Common Shares of Security Capital Assurance Ltd or any adjournment thereof, and to represent the undersigned at such meeting or any adjournment thereof to be held on May 20, 2008 in Pembroke, Bermuda.

The Common Shares represented hereby will be voted with the instructions contained herein. If no instruction is given, the Common Shares will be voted “FOR” Items 1, 2, 3 and 4 on the reverse hereof, all said items being fully described in the notice of such meeting, dated as of April __, 2008, and the accompanying proxy statement, receipt of which are hereby acknowledged. The undersigned ratifies and confirms all that said proxies or their substitutes may lawfully do by virtue hereof.

(Continued, and to be marked, dated and signed, on the other side)

SECURITY CAPITAL ASSURANCE LTD OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0837, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on May 19, 2008.

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on May 19, 2008.

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ▼ PLEASE DETACH PROXY CARD HERE▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3 AND 4.

1.	To elect:	FOR all nominees listed (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees ☐	2.	To ratify the appointment of PricewaterhouseCoopers LLP, New York, New York, to act as the independent registered public accounting firm of the Company for the year ending December 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(1) Mary R. Hennessy
	(2) Coleman D. Ross			3.	To approve a change in the Company’s name from Security Capital Assurance Ltd to Syncora Holdings Ltd.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(3) Fred Corrado
				4.	To approve an amendment to the Company’s memorandum of association in order to implement certain amendments to the Bermuda Companies Act 1981	FOR ☐	AGAINST ☐	ABSTAIN ☐
	INSTRUCTION: To withhold authority to vote for any nominee listed, write that nominee’s name in the space provided below: _____________________________________

Date	, 2008

Signature(s)

Signature(s)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer, or in a fiduciary capacity, please indicate the capacity in which you are signing.